Appendix I: CrossCountry Historical Financials

Appendix I:  CrossCountry Historical Financials

          This Appendix includes a discussion of the Results of Operations and the audited financial statements for the fiscal years ended December 31, 2001 and 2002 for each of Citrus and Transwestern, in which CrossCountry is expected to hold a 50% equity interest and a 100% equity interest, respectively.

          The Debtors also refer to the following reports filed with the SEC by Northern Border Partners, a publicly traded limited partnership in which CrossCountry is expected to indirectly hold a 1.65% interest out of an aggregate 2% general partner interest and a 1.06% limited partner interest:

          o Northern Border Partners' Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

          o Northern Border Partners' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

          o Northern Border Partners' Current Reports on Form 8-K filed April 17, 2003, April 22, 2003, May 19, 2003, May 23, 2003, July 10,
               2003, July 11, 2003, July 15, 2003, July 24, 2003, September 18,
               2003, October 1, 2003, October 24, 2003, November 20, 2003,
               December 19, 2003 and December 31, 2003.

          The Debtors did not prepare such reports of Northern Border Partners, but they are publicly available as information that may be relevant to the Creditors' decision in voting on the Plan. These documents may be viewed under "Related Documents" at http://www.enron.com/corp/por/.

          For a complete discussion of CrossCountry, see Section IX., "CrossCountry Energy Corp." and the associated risk factors in Section XIV of the Disclosure Statement.

2001 vs. 2000

Citrus Corp. and Subsidiaries - Results of Operations

          The following discussion and analysis of the financial condition and results of operations of Citrus are based on the Financial Statements of Citrus, which were prepared in accordance with accounting principles generally accepted in the United States of America, and should be read in conjunction with the Financial Statements included herein. The discussion of the results of operations contained herein was not prepared in connection with the original audit of Citrus, and has not been reviewed by outside auditors.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Income Statement

          Net Income decreased by $19.7 million from $100.0 million in 2000 to $80.3 million in 2001.

          Revenues decreased by $124.4 million, from $476.0 million in 2000 compared to $351.6 million in 2001. A decrease of $168.1 million reflects reporting changes for Citrus Trading as a result of early adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." In 2000, Citrus Trading revenues and costs were shown separately on the income statement. In 2001, the Citrus Trading results were netted in other income (expense). Partially offsetting the revenue reduction described above is an increase in gas transportation revenues of $43.7 million resulting primarily from significantly higher transport margins from the in-service of the Florida Gas Phase IV Expansion project (May 2001).

          Operating costs and expenses decreased $153.7 million, from $311.5 million in 2000 to $157.8 million in 2001. As mentioned above in the revenues discussion, due to the change in income statement presentation associated with the adoption of SFAS 133 in 2000, Citrus Trading stopped presenting natural gas purchased costs in operating expenses, resulting in a reduction in natural gas purchased costs of $162.3 million between the years. Operations and maintenance expenses were $79.0 million in 2000 compared to $77.4 million in 2001. The reduction is due primarily to lower Gas Research Institute and Annual Charge Adjustment amortization and compressor overhauls expenses, partially offset by a gas gain in 2000 that was transferred to Florida Gas's fuel tracker in 2001. Depreciation and amortization increased due primarily to the in-service of the Florida Gas Phase IV Expansion project in May 2001. Taxes other than income increased due primarily to accrual adjustments in 2000 to reflect estimated assessments associated with pipeline expansions.

          Other expense was $58.6 million in 2000 compared to $62.8 million in 2001, resulting in a $4.2 million increase. Other expense includes three components: interest expense, net, allowance for funds used during construction ("AFUDC") and other, net.

          Interest expense, net increased due to higher average debt balances throughout 2001 compared to 2000 resulting primarily from a Florida Gas $325 million long-term debt borrowing in December 2000 to fund the Florida Gas expansion projects.

          AFUDC decreased primarily due to the in-service of Florida Gas's Phase IV Expansion in May 2001.

          Other, net income increased by $5.3 million from $8.3 million in 2000 to $13.6 million in 2001. Florida Gas other, net income improved due to a number of favorable regulatory related entries and an increase in regulatory income related to the in-service of Florida Gas's expansion projects partially offset by lower asset sale gains. Citrus Energy Services other, net improved primarily reflecting nonrecurring income in 2001 associated with arranging a Florida Gas shipper transportation contract and a net expense in 2000 associated with fiber optic expenses. These increases were partially offset by a Citrus Trading other, net income decrease due primarily to the impact of changes in the value of its price risk management portfolio.

          The Cumulative Effect of Accounting Changes, Net of Tax recognized a $35.2 million after-tax reduction from 2000 to 2001 resulting from the early adoption of SFAS 133 in 2000 by Citrus Trading and Florida Gas. Citrus Trading determined its gas sales and purchases contracts to be derivatives and recognized their fair value, and Florida Gas recognized interest rate swap gains. There were no comparable transactions in 2001.

Cash Flows

          Cash Flow increased by $27.2 million, from $19.8 million of cash expended in 2000 to $7.4 million of cash generated in 2001.

          Net cash provided by operating activities increased by $186.3 million, from $37.9 million in 2000 to $224.2 million in 2001, primarily due to a Citrus Trading $80 million gas purchase, sales and exchange arrangement with an ENE affiliate involving three agreements, each dated December 1, 2000. Under the first agreement, Citrus Trading contracted to purchase approximately 12 million MMBTU of gas from the ENE affiliate at $6.65 per MMBTU with payment due by Citrus Trading in December 2000. In the second agreement, Citrus Trading contracted to sell 12 million MMBTU of gas to the same ENE affiliate in December 2000 at $6.67536 per MMBTU, with payment due in January 2001. In the third agreement, Citrus Trading and the same ENE affiliate exchanged the two 12 million MMBTU gas delivery obligations under the prior two agreements; Citrus Trading was paid an exchange fee of $.01051 per MMBTU. This third exchange agreement had the effect of canceling obligations for physical delivery of gas by Citrus Trading and the ENE affiliate to each other under the prior two agreements, with only the financial obligations remaining. As a result of these related transactions, Citrus Trading paid the ENE affiliate $80 million in December 2000 and received $80.4 million in January 2001, resulting in a $160.4 million net cash provided by operations variance between the two years. In addition, in December 2000 Citrus Trading agreed to pay the same ENE affiliate $20 million in December 2000 instead of January 2001 on an existing gas contract and Citrus was paid a fee for this early payment, which fee was included in the total cost of funds to Citrus (both for the $80 million arrangement and the $20 million early payment) that was recovered through the margin the ENE affiliate agreed to pay Citrus under the second agreement and the exchange fee the ENE affiliate agreed to pay Citrus under the third agreement described above. Citrus's favorable cash flow variance in 2001 resulting from these transactions with the ENE affiliate was partially offset by higher interest payments and increased income tax payments in 2001. Refer to Section XIV.H.1.k, "Related Party Transactions" for more information.

          Net cash flows used in investing activities decreased by $47.5 million, from $233.2 million used in 2000 to $185.7 million used in 2001. Capital expenditures, net of AFUDC, decreased primarily due to the in-service of the Florida Gas Phase IV expansion project in May 2001 partially offset by the initial expenditures for the Phase V and VI expansion projects. Cash inflow from the disposition of property, plant and equipment, net decreased between the years due to lower net salvage receipts, casualty loss insurance proceeds and lower asset sales proceeds.

          Net cash flows used in financing activities increased by $206.6 million, from $175.5 million provided in 2000 to $31.1 million used in 2001. Citrus and Florida Gas's cash flow from borrowing activities was $225.3 million lower in 2001 as compared to 2000. Additional borrowings were incurred in 2000 to finance the Florida Gas expansions and for general corporate needs. In 2001, there were net repayments of debt. Included in the net borrowings difference above was $80 million in borrowings utilized in December 2000 to enable Citrus Trading to pay $80 million to an ENE affiliate pursuant to the gas purchase, sale and exchange arrangement discussed in the preceding paragraphs. Additionally, Florida Gas settled an interest rate lock with a $18.7 million payment in 2000.

          Total cash and equivalents balances increased by $7.4 million from $3.7 million at the end of the year 2000 to $11.1 million at the end of the year 2001.

2002 vs. 2001

Citrus Corp. and Subsidiaries - Results of Operations

          The following discussion and analysis of the financial condition and results of operations of Citrus are based on the Financial Statements of Citrus, which were prepared in accordance with accounting principles generally accepted in the United States of America, and should be read in conjunction with the Financial Statements included herein. The discussion of the results of operations contained herein was not prepared in connection with the original audit of Citrus, and has not been reviewed by outside auditors.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Income Statement

          Net Income increased by $16.3 million from $80.3 million in 2001 compared to $96.6 million in 2002.

          Revenues increased $170.2 million, from $351.6 million in 2001 compared to $521.8 million in 2002, due in part to the in-service of the Florida Gas Phase IV Expansion project in May 2001 and the partial in-service of the Phase V Expansion project in April 2002. Approximately $42 million of 2001 revenues are attributable to Phase IV contracts and $54 million in 2002. Phase V revenues were minimal in 2001 but provided approximately $54 million of revenues in 2002. Florida Gas short-term firm revenues were higher in 2002, reflecting stronger demand driven partially by favorable pricing of natural gas to residual fuel oil and additional gas-fired electric generation units being placed into service in Florida. The gas sales revenue increase of $102.2 million is primarily due to a change in presentation of Citrus Trading revenues. Certain trading revenues are separately reflected in 2002 that were netted with gas purchase expense and other related expenses in other income (expense) in 2001. This change in presentation was prompted by the bankruptcy of ENA, a significant Citrus Trading gas swap counter-party. Citrus Trading's loss of performance by ENA of the gas swap agreements required Citrus Trading to actively manage and become the primary obligor beginning in 2002 of these agreements.

          Operating costs and expenses increased $104.1 million, from $157.8 million in 2001 compared to $261.9 million in 2002. As explained above in the revenues discussion, Citrus Trading separately reported natural gas purchased costs of $91.9 million in 2002 and they were netted with revenues and transportation expenses in other income (expense) in 2001. Operations and maintenance expenses were $90.0 million for 2002 compared to $77.4 million for 2001. The increase is due primarily to the following items: Citrus Trading's pipeline transportation expenses were included in 2002 but not recognized in this category in 2001 due to the reporting presentation discussed above; operation and maintenance costs were higher primarily resulting from the in-service of the Florida Gas Phase IV Expansion in 2001 and the partial in-service of the Phase V Expansion project in 2002; and compensation costs, ENE, service company and support group allocated expenses were higher in 2002, partially offset by reductions to several regulatory expenses that were lower in 2002. Depreciation and amortization expenses were $51.8 million in 2001 compared to $58.1 million in 2002. The increase was primarily due to the in-service of the Florida Gas Phase IV Expansion in 2001 and the in-service of portions of the Phase V Expansion project in 2002. Taxes other than income taxes were $28.6 million in 2001 compared to $21.9 million in 2002. The decrease reflects an accrual adjustment in 2002 to more closely match the accrual to the final assessed ad valorem taxes.

          Other expense was $62.8 million in 2001 compared to $103.6 million in 2002, resulting in a $40.8 million increase. Other expense includes three components: interest expense, net, AFUDC and other, net.

          Interest expense, net increased due to an increase in interest expense resulting primarily from Florida Gas debt financing of $250 million in July 2002, partially offset by Florida Gas and Citrus long-term debt payments. The Florida Gas debt was used primarily to fund the Florida Gas Phase V and VI expansion projects. Partially offsetting this increase is Citrus Trading's deferred interest income in 2002 relating to realization of its price risk management net asset valuations in accordance with SFAS 133. As mentioned earlier, due to the change in reporting Citrus Trading results in 2002, this item was recognized in this category in 2002 but included along with revenues and all related costs in other income (expense) for 2001.

          AFUDC increased as a result of the substantial capital expenditures on the Florida Gas Phase V and VI Expansion projects, partially offset by lower AFUDC due to the in-service of the Phase IV project in May 2001.

          Other, net expense increased $43.3 million from net income of $13.6 million in 2001 to a net expense of $29.7 million in 2002. Citrus Trading other, net expense increased, primarily due to changes in valuation of its net price risk management asset. Florida Gas other net expense increased due primarily to a reduction in regulatory income related to the in-service of Florida Gas's expansion projects and reduced income from minor customer construction projects. These increases were partially offset by Citrus Energy Services' other net income decrease due to the realization in 2001 of nonrecurring income associated with arranging gas transportation services for a shipper on Florida Gas.

Cash Flows

          Cash Flow increased by $91.4 million, from $7.4 million of cash generated in 2001 to $98.8 million in 2002.

          Net cash provided by operating activities decreased by $38.9 million, from $224.2 million in 2001 to $185.3 million in 2002, primarily due to a non-recurring receipt of cash in 2001 from a Citrus Trading $80 million gas purchase, sales and exchange arrangement with an ENE affiliate involving three agreements, each dated December 1, 2000. Under the first agreement, Citrus Trading contracted to purchase approximately 12 million MMBTU of gas from the ENE affiliate at $6.65 per MMBTU with payment due by Citrus Trading in December 2000. In the second agreement, Citrus Trading contracted to sell 12 million MMBTU of gas to the same ENE affiliate in December 2000 at $6.67536 per MMBTU, with payment due in January 2001. In the third agreement, Citrus Trading and the same ENE affiliate exchanged the two 12 million MMBTU gas delivery obligations under the prior two agreements; Citrus Trading was paid an exchange fee of $.01051 per MMBTU. This third exchange agreement had the effect of canceling obligations for physical delivery of gas by Citrus Trading and the ENE affiliate to each other under the prior two agreements, with only the financial obligations remaining. As a result of these related transactions, Citrus Trading paid the ENE affiliate $80 million in December 2000 and received $80.4 million in January 2001. In addition, in December 2000 Citrus Trading agreed to pay the same ENE affiliate $20 million in December 2000 instead of January 2001 on an existing gas contract and Citrus was paid a fee for this early payment, which fee was included in the total cost of funds to Citrus (both for the $80 million arrangement and the $20 million early payment) that was recovered through the margin the ENE affiliate agreed to pay Citrus under the second agreement and the exchange fee the ENE affiliate agreed to pay Citrus under the third agreement described above. The financial effect of these transactions with the ENE affiliate was to increase net cash provided by operating activities in 2001 by $100.4 million, resulting, thereby, in a negative variance from 2002 to 2001. Citrus Trading's cash flow in 2002 also decreased reflecting lower cash margins and a collateralized letter of credit initiated in 2002. These decreases were partially offset by a Citrus cash flow increase of $9.4 million due to lower interest payments and lower income tax payments and Florida Gas's cash flow increase of $57.8 million due primarily to the in-service of the Phase IV and V expansions. Refer to Section XIV.H.1.k, "Related Party Transactions" for more information.

          Net cash flows used in investing activities increased by $37.5 million, from $185.7 million used in 2001 to $223.2 million used in 2002. Capital expenditures, net of AFUDC, increased primarily due to substantial spending for the Florida Gas Phase IV, V and VI Expansion projects in both years. Cash flow from the disposition of property, plant and equipment, net increased in 2002 primarily due to Florida Gas asset sale cash proceeds.

          Net cash flows from financing activities increased by $167.8 million, from $31.1 million of cash used in 2001 to $136.7 million of cash provided in 2002. The financed amount of $80 million associated with the referenced gas purchase, sale and exchange arrangement was repaid in January 2001 upon receipt by Citrus Trading of $80.4 million from the mentioned ENE affiliate at the conclusion of the referenced gas purchase, sale and exchange arrangement. Furthermore, Florida Gas borrowed $250 million under a 144A debt financing in July 2002 and paid down $74.7 million of long-term debt in 2002 it had borrowed in 2001. Florida Gas's long-term borrowing was utilized primarily to fund the Phase V and VI Expansion projects and for general corporate purposes. Florida Gas paid $12.3 million in 2002 to settle an interest rate hedge related to its July 2002 debt financing.

          Total cash and equivalents balances increased by $98.8 million from $11.1 million at the end of 2001 to $109.9 million at the end of 2002.

PRICEWATERHOUSECOOPERS




      Citrus Corp. and Subsidiaries
      Consolidated Financial Statements
      And Consolidating Information
      Years ended December 31, 2002, 2001 and 2000 with Report of Independent Accountants

                          CITRUS CORP. AND SUBSIDIARIES

                                TABLE OF CONTENTS

Report of Independent Auditors                                        Page No.
------------------------------                                        --------

   Report of Independent Accountants                                         2


Audited Consolidated Financial Statements
-----------------------------------------

   Consolidated Balance Sheets - Assets                                      3
   Consolidated Balance Sheets - Liabilities and Stockholders' Equity        4
   Consolidated Statements of Income                                         5
   Consolidated Statements of Stockholders' Equity                           6
   Consolidated Statements of Cash Flows                                     7
   Notes to Consolidated Financial Statements                               8-23


Consolidating Information
-------------------------

   As of and for the year ended December 31, 2001:

      Consolidating Balance Sheet - Assets                                  24
      Consolidating Balance Sheet - Liabilities and Stockholders' Equity    25
      Consolidating Statement of Income                                     26
      Consolidating Statement of Stockholders' Equity                       27
      Consolidating Statement of Cash Flows                                 28

   As of and for the year ended December 31, 2001:

      Consolidating Balance Sheet - Assets                                  29
      Consolidating Balance Sheet - Liabilities and Stockholders' Equity    30
      Consolidating Statement of Income                                     31
      Consolidating Statement of Stockholders' Equity                       32
      Consolidating Statement of Cash Flows                                 33

PRICEWATERHOUSECOOPERS

                                                     PricewaterhouseCoopers LLP
                                                     1201 Louisiana, Suite 2900
                                                     Houston, TX 77002-5678
                                                     Telephone (713) 356-4000
                                                     Facsimile (713) 356-4714



                        Report of Independent Accountants

To the Board of Directors and Stockholders of Citrus Corp. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheet as of December 31, 2002 and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Citrus Corp. and Subsidiaries (the "Company") at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001, and for the two years in the period then ended were audited by other independent accountants whose report dated March 15, 2002 expressed an unqualified opinion on those statements.

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information as of and for the year ended December 31, 2002 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole. The consolidating information as of and for the year ended December 31, 2001 has been subjected to auditing procedures applied by other independent accountants, during their audit of the 2001 financial statements, whose report dated March 15, 2002 expressed that such consolidating information is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.


PricewaterhouseCoopers LLP

March 27, 2003

                          CITRUS CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


--------------------------------------------------------------------------------
                                                             December 31,
                                                       -------------------------
(In Thousands)                                             2002         2001
--------------------------------------------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                           $  109,916   $   11,098

   Trade and other receivables
     Customers, net of allowance for doubtful              36,656       38,002
accounts of $77 and $826
     Income taxes                                           3,647           --
   Price risk management assets                           147,052      129,516
   Materials and supplies                                   3,337        3,686
   Other                                                    6,796        4,763
                                                       -------------------------
     Total Current Assets                                 307,404      187,065
                                                       -------------------------
  Deferred Charges
   Unamortized debt expense                                10,891        8,592
   Price risk management assets                           537,689      503,654
   Other                                                   54,618       36,810
                                                       -------------------------
     Total Deferred Charges                               603,198      549,056
                                                       -------------------------
  Property, Plant and Equipment, at cost
   Completed Plant                                      3,733,856    3,460,009
   Construction work-in-progress                          180,432      220,196
                                                       -------------------------
     Total property, plant and equipment, at cost       3,914,288    3,680,205
   Less - accumulated depreciation and amortization     1,004,345      956,305
                                                       -------------------------
     Net Property, Plant and Equipment                  2,909,943    2,723,900
                                                       -------------------------
TOTAL ASSETS                                           $3,820,545   $3,460,021
                                                       =========================


The accompanying notes are an integral part of these consolidated financial statements.

                          CITRUS CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


--------------------------------------------------------------------------------
                                                             December 31,
                                                       -------------------------
(In Thousands, Except Share Data)                          2002         2001
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities

   Long-term debt due within one year                  $   25,409   $   25,750
   Accounts payable
     Trade                                                 10,291       22,718
     Affiliated companies                                  18,964       19,464
   Accrued liabilities
     Interest                                              21,345       13,742
     Income taxes                                              --        5,240
     Other taxes                                            9,107       13,531
   Price risk management liabilities                      138,637       91,867
   Other                                                    2,493          158
                                                       -------------------------
     Total Current Liabilities                            226,246      192,470
                                                       -------------------------
  Long-Term Debt                                        1,224,580    1,074,207
                                                       -------------------------
  Deferred Credits
   Deferred income taxes                                  652,070      595,917
   Price risk management liabilities                      488,911      457,762
   Other                                                   10,045        5,819
                                                       -------------------------
     Total Deferred Credits                             1,151,026    1,059,498
                                                       -------------------------
  Stockholders' Equity
   Common stock, $1 par value; 1,000 shares
     authorized, issued and outstanding                         1            1
   Additional paid-in capital                             634,271      634,271
   Accumulated other comprehensive income                 (18,453)      (6,713)
   Retained earnings                                      602,874      506,287
                                                       -------------------------
     Total Stockholders' Equity                         1,218,693    1,133,846
                                                       -------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $3,820,545   $3,460,021
                                                       =========================



The accompanying notes are an integral part of these consolidated financial statements.

                          CITRUS CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME


--------------------------------------------------------------------------------
                                                   Year Ended December 31,
                                               ---------------------------------
(In Thousands)                                    2002      2001       2000
--------------------------------------------------------------------------------
Revenues
  Gas Sales                                    $  102,166 $    --    $ 168,145
  Gas transportation, net                         419,636   351,638    307,928
                                               ---------------------------------
                                                  521,802   351,638    476,073
                                               ---------------------------------
Costs and Expenses
  Natural gas purchased                            91,925      --      162,348
  Operations and maintenance                       89,993    77,368     78,982
  Depreciation                                     38,041    31,771     29,144
  Amortization                                     20,060    20,061     21,295
  Taxes - other than income taxes                  21,859    28,594     19,700
                                               ---------------------------------
                                                  261,878   157,794    311,469
                                               ---------------------------------
Operating Income                                  259,924   193,844    164,604
                                               ---------------------------------
Other Income (Expense)
  Interest expense, net                           (91,042)  (90,017)   (82,117)
  Allowance for funds used during construction     17,141    13,645     15,176
  Other, net                                      (29,708)   13,591      8,318
                                               ---------------------------------
                                                 (103,609)  (62,781)   (58,623)
                                               ---------------------------------
Income Before Income Taxes and Cumulative
  Effect of Accounting Change                     156,315   131,063    105,981
Income Tax Expense                                 59,728    50,735     41,099
                                               ---------------------------------
Net Income Before Cumulative Effect of             96,587    80,328     64,882
Accounting Change
Cumulative Effect of Accounting Change, net of       --        --       35,162
tax
                                               ---------------------------------
Net Income                                     $   96,587 $  80,328  $ 100,044
                                               =================================


The accompanying notes are an integral part of these consolidated financial statements.

                          CITRUS CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


-------------------------------------------------------------------------------
                                                   Year Ended December 31,
                                               --------------------------------
(In Thousands)                                    2002      2001       2000
-------------------------------------------------------------------------------
Common Stock
  Balance, beginning and end of year           $        1 $       1  $       1
                                               --------------------------------
Additional Paid-in Capital
  Balance, beginning and end of year              634,271    634,271    634,271
                                               --------------------------------
Accumulated Other Comprehensive Income (Loss):
  Balance, beginning of year                       (6,713)    (6,692)      --
  Deferred loss on cash flow hedge                (12,280)      --         --
  Cumulative effect of accounting changes            --         --       (6,690)
  Recognition in earnings (losses) of
   previously deferred losses
   related to derivative instruments used as
   cash flow hedges                                   540        (21)        (2)
                                               --------------------------------
  Balance, end of year                            (18,453)    (6,713)    (6,692)
                                               --------------------------------
Retained Earnings
  Balance, beginning of year                      506,287    425,959    325,915
  Net income                                       96,587     80,328    100,044
                                               --------------------------------
  Balance, end of year                            602,874    506,287    425,959
                                               --------------------------------
Total Stockholders' Equity                     $1,218,693 $1,133,846 $1,053,539
                                               ================================


The accompanying notes are an integral part of these consolidated financial statements.

                          CITRUS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


-------------------------------------------------------------------------------
                                                   Year Ended December 31,
                                               --------------------------------
(In Thousands)                                    2002      2001       2000
-------------------------------------------------------------------------------
Cash Flows From Operating Activities

Net income                                     $  96,587 $  80,328  $ 100,044

Adjustments to reconcile net income to net
  cash provided by operating activities
  Depreciation and amortization                   58,101    51,832     50,439
  Amortization of hedge loss in OCI                  540      --         --
  Overhaul charges amortization                    1,203      --         --
  Non-cash interest income                        (2,025)     --         --
  Deferred income taxes                           56,154    33,536     37,371
  Allowance for funds used during construction   (17,141)  (13,645)   (15,176)
  Gain on sale of assets                            --        --         (486)

Changes in assets and liabilities
  Trade and other receivables                      1,345    89,637    (80,732)
  Materials and supplies                             350       322        302
  Accounts payable                               (12,929)      310     (3,414)
  Accrued liabilities                             (5,711)       37      7,117
  Other current assets and liabilities               304    15,361     (7,059)
  Fair value loss of reverse swap                  2,575       -
  Price risk management assets and liabilities    26,349      (613)    (7,579)
  Other, net                                     (20,385)  (32,930)   (42,970)
                                               --------------------------------
Net Cash Provided by Operating Activities        185,317   224,175     37,857
                                               --------------------------------
Cash Flows From Investing Activities
  Additions to property, plant and equipment    (242,804) (198,836)  (261,252)
  Allowance for funds used during construction    17,141    13,645     15,176
  Disposition of property, plant and               2,444      (526)    12,411
  equipment, net
  Net proceeds from sale of assets                  --        --          486
                                               --------------------------------
Net Cash Used in Investing Activities           (223,219) (185,717)  (233,179)
                                               --------------------------------
Cash Flows From Financing Activities
  Short-term bank borrowings, net                   --     (80,000)    15,000
  Proceeds from issuance of long-term debt       250,000    74,700    325,000
  Repayment of long-term debt                    (74,700)     --
  Hedge payments                                    --        --      (18,724)
  Anticipatory hedge settlement (OCI)            (12,280)     --         --
  Imerest rate swap settlement                      (550)     --         --
  Principal payments on long-term debt           (25,750)  (25,750)  (145,750)
                                               --------------------------------
Net Cash Provided by / (Used in) Financing       136,720   (31,050)   175,526
Activities
                                               --------------------------------
Increase (Decrease) in Cash and Cash              98,818     7,408    (19,796)
Equivalents

Cash and Cash Equivalents, Beginning of Year      11,098     3,690     23,486
                                               --------------------------------
Cash and Cash Equivalents, End of Year         $ 109,916 $  11,098  $   3,690
                                               ================================

-------------------------------------------------------------------------------

Additional cash flow information: The Company made the following interest and income tax payments:
  Interest paid                                $  90,284 $  92,468  $  84,975
  Income taxes paid                               12,462    20,029     16,623



The accompanying notes are an integral part of these consolidated financial statements.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Reporting Entity

          Citrus Corp. (the Company), a holding company formed in 1986, owns 100% of the stock of Florida Gas Transmission Company (Transmission), Citrus Trading Corp. (Trading) and Citrus Energy Services, Inc. (CESI). The stock of the Company is owned 50% by Southern Natural Gas Company (Southern), as contributed by its parent, El Paso Corporation (El Paso) in March 2003 and 50% by Enron Corporation (Enron). Enron filed for Chapter 11 bankruptcy on December 2, 2001. Enron is currently soliciting bids for the sale of its 50% ownership interest in the Company. Southern has a right of first refusal in connection with any bona fide offer received by Enron for the purchase of its ownership interest in Citrus.

          In October 2002 Transmission and Trading filed several claims with the United States Bankruptcy Court for the Southern District of New York against Enron and other affiliated bankrupt companies, aggregating $186 million. Of these claims, $150 million pertain to contracts that were rejected by Enron North America (ENA). Transmission is revising its claim filing against ENA downward due to another shipper acquiring ENA's pipeline capacity and transportation service contract obligations.

          Transmission, an interstate gas pipeline extending from South Texas to South Florida, is engaged in the interstate transmission of natural gas and is subject to the jurisdiction of the Federal Energy Regulatory Commission
     (FERC).

          Trading ceased all trading activities effective October 1, 1997, but continues to fulfill its obligations under the remaining gas purchase and gas sale contracts. Trading buys natural gas primarily from Duke Energy LNG Sales, Inc. (Duke) and sells to Auburndale Power Partners, LP and Progress Energy Florida, Inc. Trading also buys and sells gas through an affiliate of Southern, El Paso Merchant Energy.

          CESI is primarily in the business of providing operations, maintenance and financial services primarily to affiliates and customers of Transmission and Trading. Due to increased insurance costs and pipeline integrity legislation that affects operators, CESI is considering exiting this business if it cannot negotiate substantially revised agreements.

(2)  Significant Accounting Policies

          Regulatory Accounting - Transmission is subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC). Transmission's accounting policies generally conform to Statement of Financial Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Accordingly, certain assets that result from the regulated ratemaking process are recorded that would not be recorded under accounting principles generally accepted in the United States for nonregulated entities.

          Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

          Cash and Cash Equivalents - The Company considers as cash equivalents all highly liquid short-term investments with maturities of three months or less at the time of purchase. These investments are accounted for at cost, which approximates estimated fair value.

          Materials and Supplies - Materials and supplies are valued at actual cost. Materials transferred out of warehouses are priced out at average cost.

          Revenue Recognition - Gas transportation and sales revenue are recognized when the services are provided.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2)  Significant Accounting Policies (continued)

          Accounting for Derivative Instruments - The Company engages in price risk management activities for both trading and non-trading activities. The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities during 2000 (see Note 4). Instruments utilized in connection with trading activities are accounted for using the mark-to-market method and are reflected at fair value as Assets and Liabilities from Price Risk Management Activities in the Consolidated Balance Sheets. Earnings from revaluation of price risk management assets and liabilities are included in Other Income (Expense). Cash flow hedge accounting is utilized for non-trading purposes to hedge the impact of interest rate fluctuations. Unrealized gains and losses from cash flow hedges are recognized according to SFAS No. 133 as other comprehensive income, and subsequently recognized in earnings in the same periods as the hedged forecasted transaction affects earnings. In instances where the hedge no longer qualifies as effective, hedge accounting is terminated prospectively and the accumulated gain or loss is recognized in earnings in the same periods during which the hedged forecasted transaction affects earnings. Where fair value hedge accounting is appropriate, the offset that is attributed to the risk being hedged is recorded as an adjustment to the hedged item.

          Property; Plant and Equipment (See Note 10) - Property, Plant and Equipment consists primarily of natural gas pipeline. The Company amortizes that portion of its investment in Transmission and other subsidiaries which is in excess of historical cost (acquisition adjustment) on a straight-line basis at an annual rate of 1.6% based upon the estimated remaining useful life of the pipeline system. Transmission has provided for depreciation of assets net of estimated salvage value on a straight-line basis at an annual composite rate of 1.52%, 1.53%, and 1.49% for 2002, 2001, and 2000, respectively. Depreciation rates are based on the estimated useful lives of the individual assets. The overall remaining useful life for Transmission's assets at December 31, 2002, is 42 years.

          Property, Plant and Equipment is recorded at its original cost. Transmission capitalizes direct costs, such as labor and materials, and indirect costs, such as overhead, interest and an equity return component (see following paragraph). Costs of replacements and renewals of units of property are capitalized. The original costs of units of property retired are charged to the depreciation reserves, net of salvage and removal costs. Transmission charges to maintenance the costs of repairs and renewal of items determined to be less than units of property.

          The allowance for funds used during construction consists, in general, of the net cost of borrowed funds used for construction purposes and a reasonable rate on other funds when so used (the AFUDC rate). The allowance is determined by applying the AFUDC rate to the amount of construction work-in-progress. Capitalization begins at the time the Company begins the continuous accumulation of costs in a construction work order on a planned progressive basis and ends when the facilities are placed in service.

          Income Taxes (See Note 5) - The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 provides for an asset and liability approach to accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

          Trade Receivables - The Company establishes an allowance for doubtful accounts on trade receivables based on the expected ultimate recovery of these receivables. The Company considers many factors including historical customer collection experience, general and specific economic trends and known specific issues related to individual customers, sectors and transactions that might impact collectibility. Unrecovered trade accounts receivable charged against the allowance for doubtful accounts were $22.2, $0.3, and $0 million in 2002, 2001, and 2000, respectively.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2)  Significant Accounting Policies (continued)

          Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          Reclassifications - Certain amounts in the consolidated financial statements have been reclassified in 2001 and 2000 to conform with the 2002 presentation with no impact on net income or stockholders' equity.

(3)  Long-Term Debt and Other Financing Arrangements

          Long-term debt outstanding at December 31, 2002, and 2001 was as follows (in thousands):

                                                    2002         2001
                                                 ----------   ----------
            Citrus Corp.
            11.100% Notes due 1998-2006         $    78,750    $  98,000
             8.490% Notes due 2007-2009              90,000       90,000
                                                 ----------   ----------
                                                    168,750      188,000
                                                 ----------   ----------
            Transmission
             9.750% Notes due 1999-2008              39,000       45,500
             8.630% Notes due 2004                  250,000      250,000
            10.110% Notes due 2009-2013              70,000       70,000
             9.190% Notes due 2005-2024             150,000      150,000
             7.625% Notes due 2010                  322,585      321,757
             7.000% Notes due 2012                  250,000           --
            Unamortized Debt Premium                   (346)          --
            Revolving Credit Facility due 2004           --       74,700
                                                 ----------   ----------
                                                  1,081,239      911,957
                                                 ----------   ----------


            Total Outstanding                     1,249,989    1,099,957
            Less Long-Term Debt Due Within One       25,409       25,750
            Year
                                                 $1,224,580   $1,074,207
                                                 ==========   ==========

          Annual maturities and sinking fund requirements on long-term debt outstanding as of December 31, 2002 were as follows (in thousands):

                      Year                           Amount
                      ----                           ------
                      2003                          $  25,409
                      2004                            275,409
                      2005                             32,909
                      2006                             34,659
                      2007                             43,659
                      Thereafter                      837,944
                                                   ----------
                                                   $1,249,989
                                                   ==========

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3)  Long-Term Debt and Other Financing Arrangements (continued)

          The Company has note agreements that contain certain restrictions which, among other things, limit the incurrence of additional debt, the sale of assets and the payment of dividends. The agreements relating to Transmission's promissory notes include, among other things, restrictions as to the payment of dividends. At this date, the Company is in compliance with both affirmative and restrictive covenants of the note agreements, including tests on limitation of indebtedness, limitation of funded debt, and revenue tests.

          The Company had a committed line of credit of $120 million which was terminated in August 2001. The Company also had a line of credit of $30 million, of which none was outstanding at December 31, 2001. The Company terminated this line of credit in 2002. The Company had also entered into a loan sales facility agreement in 2000 with a capacity of $40 million, of which none was outstanding at December 31, 2001. The Company terminated this line of credit in 2002. Transmission had absolutely and unconditionally guaranteed the obligations of the Company under these facilities.

          Transmission has a committed revolving credit agreement of $100 million, of which $74.7 million was outstanding with a rate of 3.15% at December 31, 2001. The committed amount under this agreement was increased to $210 million in April 2002, and reduced to $70 million in July 2002, of which none was outstanding at December 31, 2002. The Company absolutely and unconditionally guaranteed the obligations of Transmission under the line of credit agreement.

          Transmission sold $250 million of 144A bonds without registration rights in July 2002. These notes pay interest of 7% biannually on August 1 and February 1 of each year. The entire principal amount is due July 17, 2012.

          Cash collateral deposits of $2.6 million in October 2002 from Transmission and deposits totaling $13.8 million in October and December 2002 from Trading were required by Credit Lyonnais to support fully collateralized letters of credit. See Note 11.

(4)  Derivative Instruments

          The Company elected to early adopt SFAS No. 133 during 2000. The Company determined its gas purchase contracts for resale and related gas sales contracts to be derivative instruments and recorded these at fair value as price risk management assets and liabilities. The valuation is calculated using a discount rate adjusted for the Company's borrowing premium of 250 basis points, which creates an implied reserve for credit and other related risks. The income from the adoption of SFAS No. 133, net of the write-offs of the contract-related deferred expenses was $46.0 million, recognized net of $17.1 million in taxes as a cumulative effect change in accounting principle. See Note 5. The fair value at December 31, 2002, for the price risk management assets and liabilities is $684.7 million and $627.5 million, respectively. The Company performs a quarterly revaluation on the carrying balances that is reflected in current earnings. The impact to earnings from revaluation in 2002, mostly due to price fluctuations, was a $22.9 million loss.

          ENA ceased performing under the Company's purchase and sales contracts in December 2001. Subsequent to such date, the Company assumed responsibility for the performance under the respective contracts and performed necessary procedures throughout 2002. As a result of the foregoing, the Company has reported revenues and expenses under such contracts on a gross basis for the year ended December 31, 2002, due to the Company becoming the primary obligor under such contracts. Prior to 2002, such revenues and costs were reported net, as a component of Other Income (Expense) on statement of income due to ENA bearing the primary obligations of such contracts.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(4)  Derivative Instruments (continued)

          Prior to the Enron bankruptcy, the principal counterparty to these contracts was ENA. ENA has rejected these contracts in bankruptcy. The Company fully reserved and has written off all contract receivables from ENA. Pursuant to an existing operating agreement, an affiliate of El Paso is required to buy gas purchased from third parties under the contracts (primarily based on formula prices) at variable prices. As a result, the cash flow stream is now dependent on variable pricing, whereas before the bankruptcy, the cash flow stream was fixed. The quarterly valuations are based on management's best estimate of future cash flows from the underlying contracts. Changes in the future pricing projections could lead to material differences in the valuation of the derivative instruments.

          Transmission entered into a series of interest rate swap transactions in 1999 designed to hedge any interest rate changes between the initiation date of the swaps and the date of a long-term debt financing. The aggregate notional amount of the swaps was $285 million. The swaps were terminated and the deferred gain of $10.2 million was reflected net of $3.9 in taxes as a cumulative effect of change in accounting principle upon adoption of SFAS No. 133 in 2000. See note 5.

          During 2000 Transmission initiated a new swap and extended an existing swap to hedge interest rate changes which could occur between the initiation date of the swaps and the date of a completed December 2000 long-term debt financing of $325 million. The aggregate notional amount of these swaps was also $325 million. The $18.6 million fair value loss at the termination of the swap agreements was recognized as other comprehensive income and will be amortized over the life of the debt issued as an adjustment to interest expense.

          During 2001, Transmission entered into a swap transaction in order to change a fixed interest rate for a floating interest rate on $135 million of existing long-term debt. A quarterly fair value calculation as required by SFAS No. 133 resulted in $3.2 million recorded to price risk management liabilities with an offset to long-term debt at December 31, 2001. This instrument was terminated in May 2002 with a fair value loss of $2.6 million recorded in long term debt, which will be amortized over the life of the debt issued as an adjustment to interest expense.

          During 2002 Transmission initiated a new swap to hedge interest rate changes which could occur between the initiation date of the swap and the date of a completed July 2002 long-term debt financing of $250 million. The aggregate notional amount of this swap was also $250 million. The $12.3 million fair value loss at the termination of the swap agreement was recognized as other comprehensive income and will be amortized over the life of the debt issue as an adjustment to interest expense.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)  Income Taxes

          The principal components of the Company's net deferred income tax liabilities at December 31, 2002, and 2001 are as follows (in thousands):

                                                          2002       2001
                                                        --------   --------
            Deferred income tax assets
              Alternative minimum tax credit             $16,560    $20,934
              Regulatory and other reserves                  165      1,252
              Other                                          314        700
                                                        --------   --------
                                                          17,039     22,886
                                                        --------   --------
            Deferred income tax liabilities
              Depreciation and amortization              624,793    577,287
              Price risk management activities            22,739     27,630
              Regulatory costs                             9,065      8,155
              Other                                       12,512      5,731
                                                        --------   --------
                                                         669,109    618,803
                                                        --------   --------
            Net deferred income tax liabilities         $652,070   $595,917
                                                        ========   ========

          Total income tax expense for the years ended December 31, 2002, 2001 and 2000 is summarized as follows (in thousands):

                                              2002       2001       2000
                                            --------   --------   --------
            Payable currently
              Federal                       $  4,996   $ 14,316   $ 20,404
              State                           (1,422)     2,883      4,367
                                            --------   --------   --------
                                               3,574     17,199     24,771
                                            --------   --------   --------
            Payment deferred
              Federal                         47,101     29,160     33,536
              State                            9,053      4,376      3,835
                                            --------   --------   --------
                                              56,154     33,536     37,371
                                            --------   --------   --------

            Total income tax expense        $ 59,728   $ 50,735   $ 62,142
                                            ========   ========   ========

          Income tax expense for the year 2000 includes $21.0 million reported as cumulative effect of change in accounting principle, net of tax on the income statement. See Note 4.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)  Income Taxes (continued)

          The differences between taxes computed at the U.S. federal statutory rate and the Company's effective tax rate for the years ended December 31, 2002, 2001, and 2000 are as follows (in thousands):


                                                2002       2001        2000
                                              -------    -------     -------
            Statutory federal income tax      $54,709    $45,872     $56,765
            provision
            State income taxes, net of          4,960      4,719       5,331
            federal benefit
            Other                                  59        144          46
                                              -------    -------     -------
            Income tax expense                $59,728    $50,735     $62,142
                                              =======    =======     =======

            Effective Tax Rate                  38.2%      38.7%       38.2%
            Federal Tax Rate                    35.0%      35.0%       35.0%

          The Company has an alternative minimum tax (AMT) credit which can be used to offset regular income taxes payable in future years. The AMT credit has an indefinite carry-forward period. For financial statement purposes, the Company has recognized the benefit of the AMT credit carry-forward as a reduction of deferred tax liabilities.

          The Company files a consolidated federal income tax return separate from Southern and Enron.

(6)  Employee Benefit Plans

          The employees of the Company and its subsidiaries are covered under Enron's employee benefit plans. Enron maintains the Enron Corp. Cash Balance Plan (Cash Balance Plan), which is a noncontributory defined benefit pension plan to provide retirement income for employees of Enron and its subsidiaries. Through December 31, 1994, participants in the Enron Corp. Retirement Plan with five years or more of service were entitled to retirement benefits in the form of an annuity based on a formula that used a percentage of final average pay and years of service. In 1995 Enron's Board of Directors adopted an amendment to and restatement of the Retirement Plan changing the plan's name from the Enron Corp. Retirement Plan to the Enron Corp. Cash Balance Plan. In connection with a change to the retirement benefit formula, all employees became fully vested in retirement benefits earned through December 31, 1994. The formula in place prior to January 1, 1995 was suspended and replaced with a benefit accrual in the form of a cash balance of 5% of eligible annual base pay beginning in January 1, 1996. Pension expenses charged to the Company by Enron were $1.7, $.7, and $.9 million for 2002, 2001, and 2000, respectively.

          Enron has initiated steps to terminate the Cash Balance Plan in 2003. Effective January 1, 2003, Enron suspended future 5% benefit accruals under the Cash Balance Plan. Each employee's accrued benefit will continue to be credited with interest based on ten-year Treasury Bond yields. Because the Company is not part of an Enron "controlled group" as provided by Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended, if the plan were to be terminated or if the Company were to withdraw from participation in the plan, the Company would be liable for only it's proportionate share of any underfunding that may exist in the plan at the time of such termination or withdrawal. This liability would be minimal and not have any adverse impact on operating results, financial position or cash flow.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(6)  Employee Benefit Plans (continued)

          The Company's net periodic post-retirement benefit costs charged to the Company by Enron were $1.3, $1.2, and $1.1 million for 2002, 2001, and 2000, respectively, substantially all of which relates to Transmission and are being recovered through rates.

          Certain retirees of Transmission were covered under a deferred compensation plan managed and funded by Enron subsidiaries, one previously sold and the other now in bankruptcy. This matter has been included as part of the claim filed by Transmission in bankruptcy against Enron (with an amendment to be filed covering its subsidiary, Enron Management Inc., as well.) At this time, Transmission cannot determine what, if any, legal responsibility it has to these certain retirees. If such obligation were deemed to be a liability to Transmission, the range of exposure is $0 to approximately $6.0 million. Transmission does not believe that the ultimate resolution of this matter will have a material adverse effect on operating results, financial position or cash flow.

(7)  Major Customers

          Revenues from individual third party and affiliate customers exceeding 10% of total revenues for the years ended December 31, 2002, 2001, and 2000 were approximately as listed below (in millions). Due to the early adoption of SFAS No. 133 in 2000, Trading's gas sales transactions for the period July 2000 through December 2001 were not reported as revenues to the Company. All amounts had been reported net in Other Income (Expense). In 2002 the revenues are reported separately. See note 4.

               Customers                       2002          2001        2000
               ---------                      -------      -------     -------
     Florida Power & Light Company            $ 171.2      $ 144.2     $ 114.5
     Enron North America (affiliate)              0.3        346.8       506.3
     El Paso Merchant Energy (affiliate)         55.2         14.5         6.8

          At December 31, 2002, and 2001, the Company's subsidiaries had receivables of approximately $15.4 and $13.9 million from Florida Power & Light Company. At December 31, 2002, and 2001, the Company had receivables of approximately $7.8 and $5.0 million from El Paso Merchant Energy.

(8)  Related Party Transactions

          In December 2001, Enron and certain of its subsidiaries filed voluntary petitions for Chapter 11 reorganization with the U.S. Bankruptcy court. The Company was not included in the bankruptcy filing and management believes that the Company will continue to be able to meet its operational and administrative service obligations under the existing operating agreements.

          The Company incurs certain corporate administrative expenses from Enron and its affiliates pursuant to an informal administrative services agreement. These services include administrative, legal, compliance, and pipeline operations emergency services. The arrangement was originally governed by the provisions of an operating agreement between an Enron affiliate and the Company. The term of the operating agreement expired on June 30, 2001, and has not been extended. However, an Enron entity has continued to provide services under an informal arrangement based on the provisions of the original operating agreement. Under the arrangement, the Company reimburses the Enron entities for costs attributable to the operations of the Company. The Company expensed approximately $14.9, $13.8, and $15.8 million for these charges for the years ended December 31, 2002, 2001, and 2000, respectively.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8)  Related Party Transactions (continued)

          Pursuant to the Enron Bankruptcy, the Company has continued to accrue expenses related to management fees charged by Enron. As of December 31, 2002, the Company had not received 2002 invoices for these services. The Company has estimated the 2002 charges based on the 2001 actual allocations from Enron plus quantifiable adjustments. Enron has neither agreed nor disagreed to the valuation method used by The Company. The Company feels Enron will accept its methodology, but if it is refuted, additional liabilities would be incurred. At this time, management is unable to estimate the potential additional liability, if any.

          The Company's subsidiaries provide natural gas sales and transportation services to Enron and El Paso affiliates at rates equal to rates charged to non-affiliated customers in the same class of service. Revenues related to these transportation services amounted to approximately $0.4, $3.4 and $4.4 million to Enron affiliates and $5.7, $3.6 and $4.7 million to El Paso affiliates for the years ended December 31, 2002, 2001, and 2000, respectively. The Company's subsidiaries' gas sales amounted to approximately $0.0 (due to bankruptcy), $343.7 and $363.5 million to Enron affiliates and $55.2, $14.5 and $6.8 million to El Paso affiliates for the years ended December 31, 2002, 2001, and 2000, respectively. The Company's subsidiaries also purchased gas from affiliates of Enron of approximately $0.0 (due to bankruptcy), $216.9 and $208.3 million and from affiliates of El Paso of approximately $19.9, $100.5 and $102.5 million for the years ended December 31, 2002, 2001, and 2000, respectively.

          Effective November 1, 1997, the operations of the contracts held by Trading were divided between affiliates of Enron and El Paso. The fee charged, for services such as scheduling, billing, and other back office support, is based on a volumetric payment of $.005/MMBtu, or approximately 50% of the prior arrangement. During 2002 Trading accrued and paid $.014 million to El Paso Merchant Energy and accrued $.149 million for ENA for administrative fees. Under this agreement, Trading was guaranteed an earnings stream based on all firm long-term contracts in place at November 1, 1997. The earnings stream now fluctuates due to the variable pricing currently in effect, the result of Enron rejecting all aspects of certain agreements in bankruptcy court. An Enron affiliate continues to operate Trading's daily business of scheduling of volumes. See Note 4 for additional details.

          The Company either jointly owns or licenses with other Enron affiliates certain computer and telecommunications equipment and software that is critical to the conduct of their business. In other cases, such equipment or software is wholly-owned by such affiliates, and the Company has no ownership interest or license in or to such equipment or software. Transmission participated in business applications that are shared among the Enron pipelines. All participating pipelines use the same common base system and then have a custom pipeline-specific component. Each pipeline pays for its custom development component and shares in the common base system development costs. There are specific software licenses that were entered into by an Enron affiliate that entitle Transmission to usage of the software licenses.

          Transmission is a party to a Participation Agreement, dated effective as of November 1, 2002, with Enron and Enron Net Works to provide Electronic Data Interchange (EDI) services through an outsourcing arrangement with EC Outlook. Enron renegotiated an existing agreement with EC Outlook that lowered the cost of EDI services and that also provided the means for Transmission to be compliant with the most recent Gas Industry Standards Board (GISB) EDI standards. The contract has a termination date of November 30, 2005.

          Transmission has construction reimbursement agreements with ENA under which payments are delinquent. These obligations totaled approximately $7.2 million and are included in Transmission's filed bankruptcy claims. These receivables are fully reserved by Transmission. The Company has filed proofs of claims regarding the amount of damages for breach of contract and other claims in the bankruptcy proceeding. However, the Company cannot predict the amounts, if any, that it will collect of the timing of collection.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8)  Related Party Transactions (continued)

          Transmission entered into a compression service agreement with Enron Compression Services Company (ECS) in April 2002 that continues to perform under the terms of this agreement. This agreement requires Transmission to pay ECS to provide electric horsepower capacity and related horsepower hours to be used to operate Station 13A Electric Compressor Station. Amounts paid to ECS in 2002 totaled $1.5 million. Under related agreements, ECS is required to pay Transmission an annual lease fee and a monthly operating and maintenance fee to operate and maintain the facilities. Amounts received from ECS in 2002 for these services were $0.3 million. A Netting Agreement, dated effective November 1, 2002, was executed with ECS, providing for the netting of payments due under each of the O&M, lease, and compression service agreements with ECS.

(9)  Regulatory Matters

          Transmission's currently effective rates were established pursuant to a Stipulation and Agreement (Rate Case Settlement) which resolved all issues in Transmission's Natural Gas Act (NGA) Section 4 rate filing in FERC Docket No. RP96-366. The Rate Case Settlement, approved by FERC Order issued September 24, 1997, provided that Transmission cannot file a general rate case to increase its base tariff rates prior to October 1, 2000 (except in certain limited circumstances) and must file no later than October 1, 2001, since extended to October 1, 2003 pursuant to the Phase IV settlement discussed below. The Rate Case Settlement also provided that the rate charged pursuant to Transmission's rate schedule FTS-2 would decrease effective March 1, 1999 and March 1, 2000.

          On December 1, 1998, Transmission filed an NGA Section 7 certificate application with the FERC in Docket No. CP99-94-000 to construct 205 miles of pipeline in order to extend the pipeline to Ft. Myers, Florida and to expand capacity by 272,000 MMBtu/day (Phase IV Expansion). Expansion costs were estimated at $351 million. Transmission requested that expansion costs be rolled into the rates applicable to FTS-2 (Incremental Expansion) service. On June 2, 1999, Transmission filed a Stipulation and Agreement (Phase IV Settlement) which resolved all non-environmental issues raised in the certificate proceeding and modified the Rate Case Settlement to provide that Transmission cannot file a general rate case to increase its base tariff rates prior to October 1, 2001 (except in certain limited circumstances), and must file no later than October 1, 2003. The Phase IV Settlement was approved by the FERC by order issued July 30, 1999, and became effective thirty days after the date that Transmission accepted an order issued by the FERC approving the Phase IV Expansion project. On August 23, 1999, Transmission amended its application on file with the FERC to eliminate a portion of the proposed facilities (that would be delayed until the Phase V Expansion). The amended application reflected the construction of 139.5 miles of pipeline and an expansion of capacity in order to provide incremental firm service of 196,405 MMBtu on an average annual day, with estimated project costs of $262 million. The Phase IV Expansion was approved by FERC order issued February 28, 2000, and accepted by Transmission on March 29, 2000. The Phase IV Expansion was placed in service on April 30, 2001. Total costs through December 31, 2002, were $244 million.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(9)  Regulatory Matters (continued)

          On December 1, 1999, Transmission filed an NGA Section 7 certificate application with the FERC in Docket No. CP00-40-000 to construct 215 miles of pipeline and 90,000 horsepower of compression and to acquire an undivided interest in the existing Mobile Bay Lateral owned by Koch Gateway Pipeline Company (now Gulf South Pipeline Company, LP), in order to expand the system capacity to provide incremental firm service to several new and existing customers of 270,000 MMBtu on an average annual day (Phase V Expansion). Expansion and acquisition costs were estimated at $437 million. Transmission requested that expansion costs be rolled into the rates applicable to FTS-2 (Incremental Expansion) service. On August 1, 2000, and September 29, 2000, Transmission amended its application on file with the FERC to reflect the withdrawal of two customers, the addition of a new customer and to modify the facilities to be constructed. The amended application reflected the construction of 167 miles of pipeline and 133,000 horsepower of compression to create additional capacity to provide 306,000 MMBtu of incremental firm service on an average annual day. The estimated cost of the revised project is $462 million. The Phase V Expansion was approved by FERC Order issued July 27, 2001, and accepted by Transmission on August 7, 2001. Portions of the project were placed in service in December 2001, March 2002, and December 2002, respectively. Total costs through December 31, 2002, were $370 million. The remainder of the Phase V expansion is scheduled to be placed in service on or before May 1, 2003.

          On November 15, 2001, Transmission filed an NGA Section 7 certificate application with the FERC in Docket No. CP02-27-000 to construct 33 miles of pipeline and 18,600 horsepower of compression in order to expand the system to provide incremental firm service to several new and existing customers of 85,000 MMBtu on an average day (Phase VI Expansion). Expansion costs were estimated at $105 million. Transmission requested the expansion costs be rolled into rates applicable to FTS-2 (Incremental Expansion) service. The application was approved by FERC Order issued on June 13, 2002, and accepted by Transmission on July 19, 2002. Clarification was granted and a rehearing request of a landowner was denied by FERC Order of September 3, 2002. Construction is underway and the Phase VI expansion is anticipated to be placed in service on schedule by the end of 2003.

          In July 2002, the FERC issued a Notice of Inquiry (NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. The FERC is now reviewing whether negotiated rates should be capped, whether or not a pipeline's "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power, as well as other issues related to negotiated rate programs. Transmission has only two negotiated rate agreements, and both of these are at or below Transmission's currently effective maximum tariff rates. Thus, Transmission does not anticipate its negotiated rate transactions being impacted by this rulemaking. At this time, Transmission cannot predict the outcome of this NOI.

          On August 1, 2002, the FERC issued a Notice of Proposed Rulemaking
     (NOPR) requiring that all cash management or money pool arrangements between a FERC regulated subsidiary and a non-FERC regulated parent must be in writing, and set forth: the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to these arrangements. Finally, the NOPR proposed that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. The FERC held a public conference on September 25, 2002, to discuss the issues raised in comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, Transmission cannot predict the outcome of this NOPR as no final rule has been issued.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(9)  Regulatory Matters (continued)

          Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, to be effective immediately, providing guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, the Accounting Release did not address the proposed requirement that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Comments were filed on or about August 28, 2002. The FERC has not yet issued a final rule. The Company no longer pools money with Transmission.

          Transmission is currently subject to an industry wide nonpublic investigation of the FERC Form 2 (FERC's annual report) focusing on cash management or transfers between Transmission and Enron or affiliated companies. At this time, there are no outstanding data requests and the results of this investigation are unknown.

          In Order No. 637, et seq. ("Order No. 637"), the FERC revised its regulations relating to scheduling procedures, capacity segmentation, and pipeline penalties, with the stated purpose of improving the competitiveness and efficiency of the interstate pipeline grid. Among the provisions of Order No. 637 are requirements that pipelines give nominations at alternate points within a shipper's primary path scheduling priority over nominations at alternate points outside of a shipper's primary path, unless the pipeline could demonstrate such practice was operationally infeasible or would lead to anticompetitive results. Transmission and several of its shippers filed for rehearing of this requirement of Order No. 637, but these requests for rehearing were denied by the FERC, the order stating that such issues could be addressed in Transmission's individual compliance proceedings. In its compliance filing, Transmission, supported by a number of shippers, again argued that this requirement was inappropriate because it would lead to anticompetitive results, was contrary to an existing settlement, and was not consistent with Transmission's rate design. By Order issued February 26, 2003, ("February 26 Order") the FERC determined that Transmission must revise its Tariff to afford within-the-path alternate nominations a higher scheduling priority, but allowed Transmission to delay such filing until its NGA
     Section 4 Rate Case which must be filed on or before October 1, 2003. The February 26 Order also required Transmission to file tariff revisions within 15 days to permit shippers to release capacity outside of the shippers primary capacity paths. On March 6, 2003, Transmission filed a Motion for Extension of Time ("Motion") requesting that Transmission be allowed to delay the tariff filing until its next NGA Section 4 rate case so that these changes, as well as the within-the-path scheduling priorities, could be considered in the overall context of cost allocation and rate design. The Motion is pending FERC action. Implementation of the FERC's required changes would require changes to several of Transmission's business systems, the cost of which is currently being estimated.

          In April 2002, FERC and the Department of Transportation, Office of Pipeline Safety convened a technical conference to discuss how to clarify, expedite, and streamline permitting and approvals for interstate pipeline reconstruction in the event of natural or other disaster. On January 17, 2003, FERC issued a NOPR proposing to (1) expand the scope of construction activities authorized under a pipeline's blanket certificate to allow replacement of mainline facilities; (2) authorize a pipeline to commence reconstruction of the affected system without a waiting period; and (3) authorize automatic approval of construction that would be above the normal cost ceiling. Comments on the NOPR were due on February 27, 2003. At this time we cannot predict the outcome of this rulemaking.

          On January 28, 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. At this time, we cannot predict the outcome of this rulemaking.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(10) Property, Plant and Equipment

          The principal components of the Company's Property, Plant and Equipment at December 31, 2002, and 2001 are as follows (in thousands):


                                                       2002          2001
                                                    ----------    ----------
            Transmission Plant                      $2,423,903    $2,153,323
            General Plant                            1,289,507     1,288,211
            Intangible Plant                            20,446        18,475
            Construction Work-in-progress              180,432       220,196
                                                    ----------    ----------
                                                     3,914,288     3,680,205
            Less: Accumulated depreciation and      (1,004,345)     (956,305)
            amortization
                                                    ----------    ----------
            Plant Assets, net                       $2,909,943    $2,723,900
                                                    ==========    ==========

(11) Other Deferred Charges

          The principal components of the Company's other deferred charges at December 31, 2002, and 2001 are as follows (in thousands):

                                                       2002        2001
                                                     --------     -------
            Ramp-up assets, net (1)                   $12,550     $12,107
            Fuel tracker                                2,278       5,731
            Long-term receivables                       5,514      12,103
            Overhauls, net of current amortization      5,386       3,606
            Cash collateral payments (see Note 3)      16,373          --
            Receipts for escrow                         7,700          --
            Balancing tools (2)                         2,203          --
            Other miscellaneous                         2,614       3,263
                                                     --------     -------
            Total Other Deferred Charges              $54,618     $36,810
                                                     ========     =======

            (1) "Ramp-up "assets is a regulatory asset Transmission was specifically allowed in the FERC certificates authorizing Phase IV and V expansion projects.
            (2) Balancing tools are a regulatory method by which Transmission recovers the costs of operational balancing of the pipelines' system. The balance can be a deferred charge or credit, depending on timing, rate changes, and operational activities.

(12) Deferred Credits

          The principal components of the Company's other deferred credits at December 31, 2002, and 2001 are as follows (in thousands):

                                                         2002       2001
                                                      --------    -------
            Balancing tools (see Note 11)             $     --    $ 3,557
            Customer deposits (see Note 14)              8,205        555
            Phase IV retainage & Phase V surety          1,644        946
            bond
            Miscellaneous                                  196        761
                                                      --------    -------
            Total Other Deferred Credits              $ 10,045    $ 5,819
                                                      ========    =======

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(13) Commitments and Contingencies

          From time to time, in the normal course of business, the Company is involved in litigation, claims or assessments that may result in future economic detriment. The Company evaluates each of these matters and determines if loss accruals are necessary as required by SFAS No. 5, Accounting for Contingencies. The Company does not expect to experience losses that would be materially in excess of the amount accrued at December 31, 2002.

          In 1999, Transmission entered into an agreement which obligated it to various natural gas and construction projects includable in its rate base. This obligation ends July 1, 2004.

          Pursuant to recent pipeline safety legislation passed by the United States Congress, the Department of Transportation, Office of Pipeline Safety is in the process of creating new regulations regarding pipeline integrity. It is unclear what the cost of these regulations will be for Transmission's pipelines.

          The Florida Turnpike Authority (FTA) has several turnpike widening projects in the planning state, which may, over the next ten years, impact one or more of Transmission's mainlines co-located in FTA right-of-way. The most immediate projects are five Sunshine State Parkway projects, which are proposed to overlap Transmission's pipelines, for a total of approximately 25 miles. Under certain conditions, the existing agreement between Transmission and the FTA calls for the FTA to pay for any new right-of-way needed for the relocation projects and for Transmission to pay for construction costs. The actual amount of miles of pipe to be impacted ultimately, and the relocation cost and/or right-of-way cost, recoverable through rates, is undefined at this time due to the preliminary stage of FTA's planning process.

(14) Concentrations of Credit Risk and Other Financial Instruments

          The Company and its subsidiaries have a concentration of customers in the electric and gas utility industries. These concentrations of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. Credit losses incurred on receivables in these industries compare favorably to losses experienced in the Company's receivable portfolio as a whole. The Company and its subsidiaries also have a concentration of customers located in the southeastern United States, primarily within the State of Florida. Receivables are generally not collateralized. From time to time, specifically identified customers having perceived credit risk are required to provide prepayments, deposits, or other forms of security to the Company. In 2002, Transmission sought additional security from customers due to credit concerns, and received customer deposits of $8.2 million and prepayments of $3.9 million. The Company's management believes that the portfolio of receivables, which includes regulated electric utilities, regulated local distribution companies and municipalities, is of minimal credit risk.

          The carrying amounts and fair value of the Company's financial instruments at December 31, 2002, and 2001 are as follows (in thousands):

                                       2002                2001
                                ---------------------  ----------------------
                                 Carrying   Estimated  Carrying   Estimated
                                  Amount   Fair Value   Amount   Fair Value
                                ---------- ----------  ---------- ----------
     Cash and cash equivalents  $  109,916 $  109,916  $   11,098 $   11,098
     Long-term debt              1,249,989  1,398,291   1,099,957  1,224,076

          The carrying amount of cash and cash equivalents and long-term debt reasonably approximate their fair value. The fair value of long-term debt is based upon market quotations of similar debt at interest rates currently available.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(15) Comprehensive Income

     Comprehensive income includes the following (in thousands):

                                                   2002     2001     2000
                                                   ----     ----     ----
     Net income                                  $96,587  $80,328  $100,044
     Other comprehensive income:
      Derivative instruments:
       Deferred loss on anticipatory cash flow  (12,280)      --       --
       hedge (see note 4)
        Recognition in earnings of previously
          deferred (gains) and losses related
          to derivative instruments used as
          cash flow hedges                           540      (21)       (2)
                                                 -------  -------  --------
     Total comprehensive income                  $84,847  $80,307  $100,042
                                                 =======  =======  ========

(16) Accounting Pronouncements

          In August 2001 the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires companies to record a liability for the estimated removal costs of assets used in their business where there is a legal obligation associated with the removal. The liability is recorded at its fair value, with a corresponding asset which is depreciated over the remaining useful life of the long-lived asset to which the liability relates. An ongoing expense will also be recognized for changes in the value of the liability as a result of the passage of time. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. The Company will adopt SFAS 143, beginning January 1, 2003, and does not believe that it will have any material impact on its results of operations, financial position or cash flows.

          In July 2002 the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement will require recognition of costs associated with exit or disposal activities when they are incurred rather than when a commitment is made to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, and will impact any exit or disposal activities initiated after January 1, 2003.

          In November 2002, the FASB issued FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. This interpretation requires that companies record a liability for all guarantees issued after January 31, 2003, including financial, performance, and fair value guarantees. This liability is recorded at its fair value upon issuance, and does not affect any existing guarantees issued before December 31, 2002. While the Company does not believe there will be any initial impact of adopting this standard, it will impact any guarantees the Company issues in the future.

(17) Subsequent Events

          On February 20, 2003, Transmission received a demand from ENA for a refund of $260,000 in reservation charges. Transmission collected such charges from third party shippers to whom ENA released its capacity during the period May 1 through September 30, 2002. It is Transmission's position that it has complied with its tariff and has credited the charges collected to ENA's account, as required, leaving a balance owed by ENA to Transmission. Transmission also believes it is entitled, under bankruptcy recoupment theory, to refuse to pay any sums to ENA while still owed funds under the same contacts under which ENA is claiming refunds. Transmission so advised ENA on March 6, 2003, and will defend this claim, if necessary, in the Bankruptcy Court.

                          CITRUS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(17) Subsequent Events (continued)

          Duke notified Trading on January 3, 2003, that it had "suffered a loss of LNG supply" within the meaning of the December 22, 1998 agreement between the parties. With a follow-up letter dated January 16, 2003, Duke claimed that it had suffered the loss of LNG supply starting January 15, 2002. Duke's obligations to supply replacement gas would cease after 730 consecutive days or if the "seller's replacement cost limitation" is reached, whichever comes first. The agreement defines the "replacement cost limitation" amount as $60 million escalated by the GNP implicit price deflator. The replacement cost limitation is approximately $79.2 million as of December 31, 2002. Unable to resolve the above contentions with Duke, Trading filed a petition against Duke on March 7, 2003, in the District Court of Harris County, Texas. Trading is asking the court to declare the following: 1) that no loss of LNG supply under the agreement has occurred,
     2) that Duke is obligated to supply the "optional volumes" as defined by the agreement, 3) that Duke is in default under the agreement, 4) award Trading its actual damages against Duke and 5) award Trading such other and further relief to which Trading may be justly entitled. The outcome of this petition is not known at this time, however, the impact to Trading's mark-to-market portfolio using December 31, 2002, forward pricing would be a reduction in value of approximately $54.3 million.

          On March 26, 2003, the FERC issued an order directing Trading to show cause, in a proceeding initiated by the order, why the FERC should not terminate Citrus' blanket marketing certificates by which Citrus is authorized to make sales for resale, at negotiated rates in interstate commerce of natural gas, subject to the NGA. Trading believes that it has not posted packages of gas on the Enron On Line platform, and that it has never made any gas sales into the California market, which is the subject of the FERC staff's investigation that lead to the issuance of the order. The Company plans to file a "show cause" document in response to the order no later than April 16, 2003. FERC intends to reach a final decision by July 31, 2003. An adverse ruling would terminate the blanket marketing certificates. The Company does not believe this order will have an adverse effect on its operating results, financial position or cash flows.

          After reviewing bids received, and thoroughly reviewing the options, the Enron Board of Directors voted on March 19, 2003 to move forward with the creation of a new operating entity rather than selling it's ownership interest in the Company. The formation of the new entity will require various board, bankruptcy court and regulatory approvals and is expected to be well underway by the end 2003.

                          CITRUS CORP. AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2002
                                 (In Thousands)


                                                                                      Citrus
                                                         Florida Gas     Citrus       Energy
                                              Citrus     Transmission   Trading      Services,    Eliminations  Citrus Corp.
                                              Corp.        Company       Corp.         Inc.         & Other     Consolidated
                                           -----------   ------------   ---------    ----------   ------------  ------------
ASSETS
  Current Assets
   Cash and cash equivalents                 $  7,721      $102,195      $     --    $       --     $      --     $ 109,916
    Trade and other receivables
     Customers, net of allowance for               --        36,434            --           222            --        36,656
     doubtful accounts of $77
     Income taxes                               2,850           394           348                          55         3,647

   Price risk management assets                    --            --       147,052            --            --       147,052

   Materials and supplies                          --         3,337            --            --            --         3,337

   Other                                           --         6,752            --            44            --         6,796
                                           -----------   ------------   ---------    ----------   ------------  ------------

     Total Current Assets                      10,571       149,112       147,400           266            55       307,404
                                           -----------   ------------   ---------    ----------   ------------  ------------


   Investment in Subsidiary Companies       1,701,275            --            --            --    (1,701,275)           --
                                           -----------   ------------   ---------    ----------   ------------  ------------

  Deferred Charges
   Unamortized debt expense                       774        10,117            --            --            --        10,891
   Affiliated companies                            --       309,756         1,185            --      (310,941)           --
   Price risk management assets                    --            --       537,689            --            --       537,689
   Other                                           37        37,276        13,755         3,550            --        54,619
                                           -----------   ------------   ---------    ----------   ------------  ------------

     Total Deferred Charges                       811       357,149       552,629         3,550      (310,941)      603,198
                                           -----------   ------------   ---------    ----------   ------------  ------------

  Property, Plant and Equipment, at cost
   Completed Plant                                 --     2,481,508            54            --     1,252,294     3,733,856
   Construction work-in-progress                   --       180,432            --            --            --       180,432
                                           -----------   ------------   ---------    ----------   ------------  ------------
     Total property, plant and equipment           --     2,661,940            54            --     1,252,294     3,914,288

   Less - accumulated depreciation and             --       594,459            54            --       409,832     1,004,345
     amortization
                                           -----------   ------------   ---------    ----------   ------------  ------------

     Net Property, Plant and Equipment             --     2,067,481            --            --       842,462     2,909,943
                                           -----------   ------------   ---------    ----------   ------------  ------------

TOTAL ASSETS                               $1,712,657    $2,573,742     $700,029     $    3,816   $(1,169,699)   $3,820,545
                                           ===========   ============   =========    ==========   ============  ============

                          CITRUS CORP. AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2002
                                 (In Thousands)


                                                                                        Citrus
                                                          Florida Gas      Citrus       Energy
                                              Citrus      Transmission    Trading      Services,    Eliminations   Citrus Corp.
                                               Corp.        Company        Corp.         Inc.          & Other     Consolidated
                                           -----------    ------------  -----------   -----------   ------------   ------------
LIABILTIES AND STOCKHOLDERS' EQUITY
   Current Liabilities

     Long-term debt due within one year    $    19,250    $     6,159   $        --   $        --   $        --    $    25,409

     Accounts payable
       Trade                                       277          9,944            --            70            --         10,291
       Affiliated companies                    311,619         17,063         1,330          (107)     (310,941)        18,964

     Accrued liabilities
       Interest                                  2,699         18,646            --            --            --         21,345
       Other taxes                                   1          8,735           368             3            --          9,107

     Price risk management liabilities              --             --       138,637            --            --        138,637

     Other                                         (63)         2,556            --            --            --          2,493
                                           ------------   -----------   -----------   ------------  ------------   -----------

       Total Current Liabilities               333,783         63,103       140,335           (34)     (310,941)       226,246
                                           ------------   -----------   -----------   ------------  ------------   -----------

     Long-Term Debt                            149,500      1,075,080            --            --            --      1,224,580
                                           ------------   -----------   -----------   ------------  ------------   -----------

     Deferred Credits
       Deferred income taxes                   (15,913)       333,018        24,767         1,102       309,156        652,070
       Price risk management liabilities            --             --       488,911            --            --        488,911
       Other                                        --         10,005            --            40            --         10,045
                                           ------------   -----------   -----------   ------------  ------------   -----------

         Total Deferred Credits                (15,973)       343,023       513,678         1,142       309,156      1,151,026
                                           ------------   -----------   -----------   ------------  ------------   -----------

     Stockholders' Equity
       Common stock                                  1          2,526             3             1        (2,530)             1
       Additional paid-in capital              634,271        729,496         5,498         1,287      (736,281)       634,271
       Accumulated other comprehensive           8,089        (26,542)                         --            --        (18,453)
       income
       Retained earnings                       602,986        387,056        40,515         1,420      (429,103)       602,874
                                           ------------   -----------   -----------   ------------  ------------   -----------

         Total Stockholders' Equity          1,245,347      1,092,536        46,016         2,708    (1,167,914)     1,218,693
                                           ------------   -----------   -----------   ------------  ------------   -----------

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                     $ 1,712,657    $ 2,573,742   $   700,029   $     3,816   $(1,169,699)   $ 3,820,545
                                           ============   ===========   ===========   ===========   ============   ===========

                          CITRUS CORP. AND SUBSIDIARIES
                        CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2002
                                 (In Thousands)


                                                                                       Citrus
                                                         Florida Gas      Citrus       Energy
                                             Citrus      Transmission    Trading      Services,    Eliminations  Citrus Corp.
                                              Corp.        Company        Corp.          Inc.        & Other     Consolidated
                                           ------------  ------------  -----------   ------------  ------------  ------------
Revenues
   Gas sales                               $       --    $       --    $  102,166    $       --    $       --    $  102,166
   Gas transportation, net                         --       419,272            --           364            --       419,636
                                           ------------  ------------  -----------   ------------  ------------  ------------
                                                   --       419,272       102,166           364            --       521,802
                                           ------------  ------------  -----------   ------------  ------------  ------------
Costs and Expenses
   Natural gas purchased                           --            --        91,925             -            --        91,925
   Operations and maintenance                   1,450        84,250         4,147           146            --        89,993
   Depreciation                                    --        38,041            --            --            --        38,041
   Amortization                                20,064            --            --            --            (4)       20,060
   Taxes - other than income taxes                138        21,588           161           (28)           --        21,859
                                           ------------  ------------  -----------   ------------  ------------  ------------
                                               21,652       143,879        96,233           118            (4)      261,878
                                           ------------  ------------  -----------   ------------  ------------  ------------
Operating Income (Loss)                       (21,652)      275,393         5,933           246             4       259,924
                                           ------------  ------------  -----------   ------------  ------------  ------------
Other Income (Expense)
   Interest expense, net                      (21,966)      (74,646)        5,366           204            --       (91,042)
   Allowance for funds used during                 --        17,141            --            --            --        17,141
     construction
   Other, net                                    (167)         (956)      (28,398)           13            --       (29,708)
   Equity in earnings of subsidiaries         123,752            --            --            --      (123,752)           --
                                           ------------  ------------  -----------   ------------  ------------  ------------
                                              101,619       (58,461)      (23,232)          217      (123,752)     (103,609)
                                           ------------  ------------  -----------   ------------  ------------  ------------
Income (Loss) Before Income Taxes              79,967       216,932       (17,299)          463      (123,748)      156,315

Income Tax Expense (Benefit)                  (16,619)       82,593        (6,454)          207             1        59,728
                                           ------------  ------------  -----------   ------------  ------------  ------------
Net Income (Loss)                          $   96,586    $  134,339    $  (10,845)   $      256    $ (123,749)   $   96,587
                                           ============  ============  ===========   ============  ============  ============

                 CONSOLIDATING STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2002
                                 (In Thousands)


                                                                                        Citrus
                                                          Florida Gas      Citrus       Energy
                                              Citrus      Transmission    Trading      Services,    Eliminations  Citrus Corp.
                                               Corp.        Company        Corp.          Inc.        & Other     Consolidated
                                            ------------  ------------  -----------   ------------  ------------  ------------
Common Stock
     Balance, beginning and end of year       $        1   $    2,526    $        3   $        1    $   (2,530)   $         1
                                            ------------  ------------  -----------   ------------  ------------  ------------

Additional Paid-in Capital
     Balance, beginning and end of year          634,271      729,496         5,498        1,287      (736,281)       634,271
                                            ------------  ------------  -----------   ------------  ------------  ------------

Accumulated Other Comprehensive Income
   (Loss):
   Balance, beginning of year                      9,982      (16,695)           --           --            --         (6,713)
   Deferred loss on cash flow hedge                   --      (12,280)           --           --            --        (12,280)
   Recognition in earnings of previously
     deferred (gains) and losses related to
     derivative instruments used as cash
     flow hedges                                  (1,893)       2,433            --           --            --            540
                                            ------------  ------------  -----------   ------------  ------------  ------------
   Balance, end of year                            8,089      (26,542)           --           --            --        (18,453)

Retained Earnings
     Balance, beginning of year                  506,390      311,717        51,360        1,164      (364,344)       506,287
     Net income                                   96,586      134,339       (10,845)         256      (123,749)        96,587
     Declared dividend                                --      (59,000)           --           --        59,000             --
                                            ------------  ------------  -----------   ------------  ------------  ------------
     Balance, end of year                        602,976      387,056        40,515        1,420      (429,093)       602,874
                                            ------------  ------------  -----------   ------------  ------------  ------------

Total Stockholders' Equity                    $1,245,337   $1,092,536    $   46,016   $    2,708    $(1,167,904)   $1,218,693
                                            ============  ============  ===========   ============  ============  ============

                          CITRUS CORP. AND SUBSIDIARIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      TWELVE MONTHS ENDED DECEMBER 31, 2002
                                 (In Thousands)


                                                                                             Citrus
                                                              Florida Gas      Citrus        Energy
                                                   Citrus     Transmission    Trading       Services,   Eliminations  Citrus Corp.
                                                    Corp.        Company        Corp.         Inc.        & Other     Consolidated
                                                ------------  ------------  -----------   ------------  ------------  ------------
Cash Flows From Operating Activities

   Net income (loss)                            $     96,586  $   134,339   $  (10,845)   $     256     $  (123,749)  $   96,587
   Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities
       Equity in earnings of subsidiaries            (64,752)          --           --           --          64,752           --
       Depreciation and amortization                  20,064       38,041           --           --              (4)      58,101
       Amortization of hedge loss in OCI              (1,893)       2,433           --           --              --          540
       Overhaul charges amortization                      --        1,203           --           --              --        1,203
       Non-cash interest income                           --       (2,025)          --           --              --       (2,025)
       Deferred income taxes                              (2)      63,122       (6,966)          --              --       56,154
       Allowance for funds used during                    --      (17,141)          --           --              --      (17,141)
       construction

   Changes in assets and liabilities
     Trade and other receivables                          (2)       1,477           --         (130)             --        1,345
     Materials and supplies                               --          350           --           --              --          350
     Accounts payable                                    936      (14,176)          34          277              --      (12,929)
     Accrued liabilities                              (9,746)       4,865         (869)          39              --       (5,711)
     Other current assets and liabilities               (102)         406           --           --              --          304
     Fair value loss of reverse swap                      --        2,575           --           --              --        2,575
     Price risk management assets and                     --       (3,243)      29,592           --              --       26,349
     liabilities
     Other, act                                          152       (6,688)     (13,757)         (93)              1      (20,385)
                                                ------------  ------------  -----------   ------------  ------------  ------------
Net Cash Provided by (Used in) Operating              41,241      205,538       (2,811)         349         (59,000)     185,317
Activities
                                                ------------  ------------  -----------   ------------  ------------  ------------
Cash Flows From Investing Activities
   Additions to property, plant and equipment             --     (242,804)          --           --              --     (242,804)
   Allowance for funds used during construction           --       17.141           --           --              --       17,141
   Disposition of property, plant and
     equipment, net                                       --        2,444           --           --              --        2,444
                                                ------------  ------------  -----------   ------------  ------------  ------------
Net Cash Used in Investing Activities                     --     (223,219)          --           --              --     (223,219)
                                                ------------  ------------  -----------   ------------  ------------  ------------
Cash Flows From Financing Activities
   Dividends declared                                     --      (59,000)          --           --          59,000           --
   Intercompany accounts                             (25,364)      22,902        2,811         (349)             --           --
   Proceeds from issuance of long-term debt               --      250,000           --           --              --      250,000
   Repayment of long-term debt                            --      (74,700)          --           --              --      (74,700)
   Anticipatory hedge settlement (OCI)                    --      (12,280)          --           --              --      (12,280)
   Interest rate swap settlement                          --         (550)          --           --              --         (550)
   Principal payments on long-term debt              (19,250)      (6,500)          --           --              --      (25,750)
                                                ------------  ------------  -----------   ------------  ------------  ------------
Net Cash Provided by (Used in) Financing             (44,614)     119,872        2,811         (349)         59,000      136,720
Activities
                                                ------------  ------------  -----------   ------------  ------------  ------------

Increase (Decrease) in Cash and Cash Equivalents      (3,373)     102,191           --           --              --       98,818

Cash and Cash Equivalents, Beginning of Year          11,094            4           --           --              --       11,098
                                                ------------  ------------  -----------   ------------  ------------  ------------
Cash and Cash Equivalents, End of Year          $      7,721  $   102,195   $       --    $      --     $        --   $  109,916
                                                ============  ============  ===========   ============  ============  ============

                          CITRUS CORP. AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001
                                 (In Thousands)


                                                                                             Citrus
                                                              Florida Gas      Citrus        Energy
                                                   Citrus     Transmission    Trading       Services,   Eliminations   Citrus Corp.
                                                    Corp.        Company        Corp.         Inc.        & Other      Consolidated
                                                ------------  ------------  -----------   ------------  ------------   ------------
ASSETS
Current Assets
   Cash and cash equivalents                    $   11,094     $        4   $       --    $       --    $        --    $    11,098
   Trade and other receivables
     Customers, net of allowance for doubtful           (2)        37,912           --            92             --         38,002
     accounts of $826
     Income taxes                                       --          1,800           --            --         (1,800)            --

   Price risk management assets                         --             --      129,516            --             --        129,516

   Materials and supplies                               --          3,686           --            --             --          3,686

   Other                                                 1          4,717            1            44             --          4,763
                                                ------------  ------------  -----------   ------------  ------------   ------------

     Total Current Assets                           11,093         48,119      129,517           136         (1,800)       187,065
                                                ------------  ------------  -----------   ------------  ------------   ------------

Investment in subsidiary companies               1,649,215             --           --            --     (1,649,215)            --
                                                ------------  ------------  -----------   ------------  ------------   ------------

Deferred Charges
   Unamortized debt expense                            940          7,638           13            --              1          8,592
   Affiliated companies                              3,812        332,658        3,996            --       (340,466)            --
   Price risk management assets                         --             --      503,654            --             --        503,654
   Other                                                23         33,342          (10)        3,455             --         36,810
                                                ------------  ------------  -----------   ------------  ------------   ------------

     Total Deferred Charges                          4,775        373,638      507,653         3,455       (340,465)       549,056
                                                ------------  ------------  -----------   ------------  ------------   ------------
Property, Plant and Equipment, at cost
   Completed Plant                                      --      2,207,661           54            --      1,252,294      3,460,009
   Construction work-in-progress                        --        220,196           --            --             --        220,196
                                                ------------  ------------  -----------   ------------  ------------   ------------
     Total properly, plant and equipment                --      2,427,857           54            --      1,252,294      3,680,205

   Less - accumulated depreciation and
   amortization                                         --        566,478           54            --        389,773        956,305
                                                ------------  ------------  -----------   ------------  ------------   ------------

     Net Property, Plant and Equipment                  --      1,861,379           --            --        862,521      2,723,900
                                                ------------  ------------  -----------   ------------  ------------   ------------

TOTAL ASSETS                                    $1,665,083     $2,283,136   $  637,170    $    3,591    $(1,128,959)   $ 3,460,021
                                                ============  ============  ===========   ============  ============   ============

                          CITRUS CORP. AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001
                                 (In Thousands)


                                                                                             Citrus
                                                              Florida Gas      Citrus        Energy
                                                   Citrus     Transmission    Trading       Services,   Eliminations   Citrus Corp.
                                                    Corp.        Company        Corp.         Inc.        & Other      Consolidated
                                                ------------  ------------  -----------   ------------  ------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities

   Long-term debt due within one year           $     19,250  $     6,500   $       --    $      --     $        --    $    25,750

Accounts payable
     Trade                                                67       22,666            -          (14)             (1)        22,718
     Affiliated companies                            340,069       18,515        1,296           50        (340,466)        19,464

   Accrued liabilities
     Interest                                          3,087       10,655           --           --              --         13,742
     Income taxes                                      6,510           --          656          (70)         (1,856)         5,240
     Other taxes                                          --       13,266          233           32              --         13,531

Price risk management liabilities                         --           --       91,867           --              --         91,867

Other                                                     38          115            5           --              --            158
                                                ------------  ------------  -----------   ------------  ------------   ------------

     Total Current Liabilities                       369,021       11,717       94,057           (2)       (342,323)       192,470
                                                ------------  ------------  -----------   ------------  ------------   ------------

Long-Term Debt                                       168,750      905,457           --           --              --      1,074,207
                                                ------------  ------------  -----------   ------------  ------------   ------------
  Deferred Credits
   Deferred income taxes                             (23,332)     269,896       31,733        1,102         316,518        595,917
   Price risk management liabilities                      --        3,243      454,519           --              --        451,762
   Other                                                  --        5,779           --           40              --          5,819
                                                ------------  ------------  -----------   ------------  ------------   ------------

     Total Deferred Credits                          (23,332)     278,918      486,252        1,142         316,518      1,059,498

 Stockholders' Equity
   Common stock                                            1        2,526            3            1          (2,530)             1
   Additional paid-in capital                        634,271      729,496        5,498        1,287        (736,281)       634,271
   Accumulated other comprehensive income              9,982      (16,695)          --                           --         (6,113)
   Retained earnings (deficit)                       506,390      311,717       51,360        1,163        (364,343)       506,287
                                                ------------  ------------  -----------   ------------  ------------   ------------

     Total Stockholders' Equity                    1,150,644    1,027,044       56,861        2,451      (1,103,154)     1,133,846
                                                ------------  ------------  -----------   ------------  ------------   ------------

 TOTAL LIABILITIES AND                          $  1,665,083  $ 2,283,136   $  637,170    $   3,591     $(1,128,959)   $ 3,460,021
                                                ============  ============  ===========   ============  ============   ============
   STOCKHOLDERS' EQUITY

                          CITRUS CORP. AND SUBSIDIARIES
                        CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2001
                                 (In Thousands)



                                                                                        Citrus
                                                         Florida Gas      Citrus        Energy
                                             Citrus      Transmission     Trading      Services,   Eliminations   Citrus Corp.
                                              Corp.        Company        Corp.          Inc.        & Other      Consolidated
                                           ------------  ------------  -----------   ------------  ------------   ------------
Revenues
   Gas transportation, net                  $       --    $  351,443    $       --    $      195    $       --    $  351,638
                                           ------------  ------------  -----------   ------------  ------------   ------------

                                                    --       351,443            --           195            --       351,638
                                           ------------  ------------  -----------   ------------  ------------   ------------
Costs and Expenses
   Operations and maintenance                    1,757        75,327           184           100            --        77,368
   Depreciation                                     --        31,771            --            --            --        31,771
   Amortization                                 20,064            --            --            --            (3)       20,061
   Taxes - other than income taxes                 152        28,281           161            --            --        28,594
                                           ------------  ------------  -----------   ------------  ------------   ------------

                                                21,973       135,379           345           100            (3)      157,794
                                           ------------  ------------  -----------   ------------  ------------   ------------

Operating Income (Loss)                        (21,973)      216,064          (345)           95             3       193,844
                                           ------------  ------------  -----------   ------------  ------------   ------------
Other Income (Expense)
   Interest expense, net                       (29,389)      (60,673)           --            45            --       (90,017)
   Allowance for funds used during                  --        13,645            --            --            --        13,645
     construction
   Other, net                                     (227)        9,022         1,388         3,408            --        13,591
   Equity in earnings of subsidiaries          112,987            --            --            --      (112,987)           --
                                           ------------  ------------  -----------   ------------  ------------   ------------

                                                83,371       (38,006)        1,388         3,453      (112,987)      (62,781)
                                           ------------  ------------  -----------   ------------  ------------   ------------

Income (Loss) Before Income Taxes               61,398       178,058         1,043         3,548      (112,984)      131,063

Income Tax Expense (Benefit)                   (18,927)       67,897           389         1,376            --        50,735
                                           ------------  ------------  -----------   ------------  ------------   ------------

Net Income (Loss)                            $  80,325     $ 110,161     $     654     $   2,172     $(112,984)    $  80,328
                                           ============  ============  ===========   ============  ============   ============

                          CITRUS CORP. AND SUBSIDIARIES
                 CONSOLIDATING STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2001
                                 (In Thousands)


                                                                                       Citrus
                                                         Florida Gas      Citrus       Energy                       Citrus
                                              Citrus     Transmission    Trading      Services,    Eliminations     Corp.
                                              Corp.        Company        Corp.          Inc.        & Other      Consolidated
                                           ------------  ------------  -----------   ------------  ------------   ------------
Common Stock
   Balance, beginning and end of year      $         1   $     2,526   $        3    $        1    $   (2,530)    $        1
                                           ------------  ------------  -----------   ------------  ------------   ------------

Additional Paid-in Capital
   Balance, beginning and end of year          634,271       729,496        5,498         1,287      (736,281)       634,271
                                           ------------  ------------  -----------   ------------  ------------   ------------

Accumulated Other Comprehensive Income
   (Loss):
   Balance, beginning of year                   11,875       (18,567)          --            --            --         (6,692)
   Deferred loss an cash flow hedge                 --            --           --            --            --             --
   Recognition in earnings of previously
     deferred (gains) and losses related
     to derivative instruments used as
     cash flow hedges                           (1,893)        1,872           --            --            --            (21)
                                           ------------  ------------  -----------   ------------  ------------   ------------
   Balance, end of year                          9,982       (16,695)          --            --            --         (6,713)
                                           ------------  ------------  -----------   ------------  ------------   ------------

Retained Earnings
   Balance, beginning of year                  426,065       201,556       50,706        (1,008)     (251,360)       425,959
   Net income                                   80,325       110,161          654         2,172      (112,984)        80,328
                                           ------------  ------------  -----------   ------------  ------------   ------------
   Balance, end of year                        506,390       311,717       51,360         1,164      (364,344)       506,287
                                           ------------  ------------  -----------   ------------  ------------   ------------

Total Stockholders' Equity                 $ 1,150,644   $ 1,027,044   $   56,861    $    2,452    $(1,103,155)   $1,133,846
                                           ============  ============  ===========   ============  ============   ============

                          CITRUS CORP. AND SUBSIDIARIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2001
                                 (In Thousands)



                                                                                       Citrus
                                                         Florida Gas      Citrus        Energy                      Citrus
                                              Citrus     Transmission    Trading      Services,    Eliminations      Corp.
                                               Corp.       Company        Corp.          Inc.        & Other      Consolidated
                                           ------------  ------------  -----------   ------------  ------------   ------------
Cash Flows From Operating Activities

   Net income (loss)                       $   80,325    $  110,161    $      654    $    2,172    $ (112,984)    $   80,328
   Adjustments to reconcile net income
   (loss) to net cash provided by
   (used in) operating activities

     Equity in earnings of subsidiaries      (112,987)           --            --            --       112,987             --
     Depreciation and amortization             20,064        31,771            --            --            (3)        51,832
     Deferred income taxes                     (5,735)       37,841           105         1,325            --         33,536
     Allowance for funds used during               --       (13,645)           --            --            --        (13,645)
       construction

   Changes in assets and liabilities
     Trade and other receivables               (3,810)      (10,391)      103,812            26            --         89,637
     Materials and supplies                        --           322            --            --            --            322
     Accounts payable                            (742)        1,816          (508)         (256)           --            310
     Accrued liabilities                       (1,810)        2,276          (357)          (72)           --             37

     Other current assets and liabilities         (26)       15,282            --           105            --         15,361

     Price risk management assets and              --            --          (613)           --            --           (613)
       liabilities

     Other, net                                (2,426)      (27,670)          622        (3,456)           --        (32,930)
                                           ------------  ------------  -----------   ------------  ------------   ------------

   Net Cash Provided by (Used in)
     Operating Activities                     (27,147)      147,763       103,715          (156)           --        224,175
                                           ------------  ------------  -----------   ------------  ------------   ------------

   Cash Flows From Investing Activities
     Additions to property, plant and              --      (198,836)           --            --            --       (198,836)
       equipment
     Allowance for funds used during               --        13,645            --            --            --         13,645
       construction
     Disposition of property, plant and
       equipment, net                              --          (526)           --            --            --           (526)
                                           ------------  ------------  -----------   ------------  ------------   ------------

   Net Cash Used in Investing Activities           --      (185,717)           --            --            --       (185,717)
                                           ------------  ------------  -----------   ------------  ------------   ------------

   Cash Flows From Financing Activities
     Short-term bank borrowings, net          (30,000)      (50,000)           --            --            --        (80,000)
     Proceeds from issuance of long-term           --        74,700            --            --            --         74,700
       debt
     Principal payments on long-term debt     (19,250)       (6,500)           --            --            --        (25,750)
     Intercompany notes                        84,100        19,459      (103,715)          156            --             --
                                           ------------  ------------  -----------   ------------  ------------   ------------

   Net Cash Provided by (Used in)
     Financing Activities                      34,850        37,659      (103,715)          156            --        (31,050)
                                           ------------  ------------  -----------   ------------  ------------   ------------

   Increase (Decrease) in Cash and Cash         7,703          (295)           --            --            --          7,408
     Equivalents
   Cash and Cash Equivalents, Beginning
     of Year                                    3,391           299            --            --            --          3,690
                                           ------------  ------------  -----------   ------------  ------------   ------------

   Cash and Cash Equivalents, End of Year  $   11,094    $        4    $       --    $       --    $       --     $   11,098
                                           ============  ============  ===========   ============  ============   ============

2001 vs. 2000

Transwestern Pipeline Company -- Results of Operations

          The following discussion and analysis of the financial condition and results of operations of Transwestern are based on the Financial Statements of Transwestern, which were prepared in accordance with accounting principles generally accepted in the United States of America, and should be read in conjunction with the Financial Statements included herein. The discussion of the results of operations contained herein was not prepared in connection with the original audit of Transwestern, and has not been reviewed by outside auditors.

Year Ended December 3l, 2001 Compared to Year Ended December 3l, 2000

Income Statement

          Net income decreased by $496.2 million, from $69.7 million in 2000 to a loss of $426.5 million of net income in 2001. The loss in 2001 primarily reflects establishment of reserves of $820.2 million (for a $500.4 million impact on 2001 net income after tax effect) for receivables due from ENE and its Affiliates as a result of ENE's and certain of its Affiliates' bankruptcies in December 2001.

          Operating revenues increased $26.8 million from $176.8 million in 2000 to $203.6 million in 2001. Transportation revenues accounted for $15.6 million of the increase. The increase in transportation revenues was from new contracts and higher rates attributable to higher demand in the California market and a full year of revenues from the Gallup Expansion. The State of California experienced high natural gas demands in 2001 as a result of low hydroelectric generation and unusually warm temperatures requiring higher electric generation. Interruptible revenues increased also due to higher demand in California. These increases were partially offset by lower rate surcharges due to the termination of the shared cost surcharge provision of Transwestern's Global Tariff Settlement on October 31, 2001. Gas and Liquids Sold revenues increased $11.0 million, from $26.3 million in 2000 to $37.3 million in 2001 due to higher retained fuel available to sell from higher deliveries to California and higher gas prices.

          Operating and Maintenance Expenses increased $40.8 million, from $39.6 million in 2000 to $80.4 million in 2001. This increase is primarily due to bad debt expense. During 2001, Transwestern was a party to natural gas commodity price swaps with an ENA Affiliate, RMTC. ENA and certain Affiliates subsequently filed for bankruptcy and informed Transwestern that price swap agreements with Transwestern would not be performed. Transwestern closed out all outstanding financial instruments with ENA and fully reserved for their value as of December 31, 2001. Also, fuel used in operations increased as a result of the higher throughput volumes associated with higher demand in Transwestern's California market area mentioned above.

          Other income decreased by $787.5 million from $23.8 million in 2000 to a loss of $763.7 million in 2001. On December 2, 2001, ENE and certain of its Affiliates filed for bankruptcy protection. As a result, a $784.7 million note receivable from ENE was fully reserved due to the uncertainty regarding the ability of ENE to repay the note receivable. Interest income decreased $1.5 million from $21.7 million in 2000 to $20.2 million in 2001. This decrease was due to the loss of intercompany interest income on the note receivable with ENE.

          Interest expense increased $10.3 million from $11.1 million in 2000 to $21.4 million in 2001. On November 19, 2001, Transwestern closed on a $550.0 million, 364 days, secured revolving credit facility with two financial institutions. The additional interest expense and debt cost was associated with the secured revolver. The remaining interest expense is primarily associated with a reserve for intercompany interest income for November and December 2001, as a result of ENE's bankruptcy and its ability to pay the interest on notes payable.

          Income taxes decreased $226.2 million from an expense of $44.7 million in 2000 to a benefit of $270.9 million in 2001 primarily as a result of a reserve set up due to the uncertainty regarding the ability of ENE and RMTC to repay its notes or pay its payables as discussed above.

Cash Flows

          Cash Flow increased by $8.1 million, from $0.0 million in 2000 to $8.1 million in 2001.

          Net Cash Provided by Operating Activities decreased by $762.2 million, from a cash inflow of $88.4 million in 2000 to a cash outflow of $673.8 million in 2001. This significant cash decline was significantly affected by transactions in 2001 unrelated to Transwestern's operations. In 2001, Transwestern had a total of $820.2 million in short-term notes and receivables defaulted on and reserved against due to ENE's and its Affiliates' bankruptcies. Excluding the establishment of these reserves, Transwestern's 2001 cash provided from operating activities was approximately $146.4 million. Comparable cash flow from operations in 2000 was $97.0 million. The year to year improvement primarily reflects the impact of improved revenues in 2001.

          Net Cash Flow Used in Investing Activities decreased $56.0 million from funds used of $111.6 million in 2000 to funds used of $55.6 million in 2001. Capital expenditures were higher as a result of Transwestern's Red Rock Expansion. This was offset by an increase of $82.0 million in a note receivable from ENE that was classified as an investing activity in 2000.

          Net Cash Flow from Financing Activities increased by $714.2 million from a cash inflow of $23.2 million in 2000 to a cash inflow of $737.4 million in 2001. In 2001, Transwestern entered into the $550.0 million revolving credit facility. Of that amount, Transwestern assumed an ENE obligation of $137.5 million and paid fees of $25.1 million, resulting in net proceeds of $387.4 million, which was loaned to ENE.

$365.5 million was reclassified in 2001 from intercompany receivables in working capital to note receivable from ENE in financing activities. $15.5 million of existing debt was retired in 2001. Therefore, without considering the ENE loans above, Transwestern used $82.7 million of cash in financing-related activities in 2001. In 2000, Transwestern refinanced long-term debt realizing net proceeds of $23.2 million, essentially used in investing activities.

          At the end of 2001, Transwestern had $8.1 million of cash compared to a $4,000 balance at the end of 2000. Prior to ENE's bankruptcy, all of Transwestern's cash was advanced to ENE.

Transwestern Pipeline Company
Financial Statements
Years ended December 31, 2001 and 2000
with Report of Independent Auditors

                          TRANSWESTERN PIPELINE COMPANY

                                TABLE OF CONTENTS


Report of Independent Auditors                                        Page No.
------------------------------                                        --------

   Report of Independent Auditors                                            2

Audited Financial Statements
----------------------------

   Balance Sheets - Assets                                                   4
   Balance Sheets - Liabilities and Stockholders' Equity                     5
   Statements of Operations                                                  6
   Statements of Stockholders' Equity                                        7
   Statements of Cash Flows                                                  8
   Notes to Financial Statements                                          9-26

ERNST & YOUNG                   Ernst & Young LLP         Phone:  (205) 251-2000
                                AmSouth/Harbert Plaza     www.ey.com
                                Suite 1900
                                1901 Sixth Avenue North
                                Birmingham, Alabama 35203


                         Report of Independent Auditors



The Board of Directors
Transwestern Pipeline Company

We have audited the balance sheet of Transwestern Pipeline Company (Transwestern) as of December 31, 2001, and the related statements of income, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of Transwestern's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Transwestern for the year ended December 31, 2000 were audited by other auditors whose report dated February 23, 2001, except for Note 10, as to which the date is April 6, 2001, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 financial statements referred to above present fairly, in all material respects, the financial position of Transwestern at December 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

As more fully described in Note 1, Transwestern is a wholly-owned subsidiary of Enron Corp. Enron Corp., along with certain other subsidiaries and affiliates, filed for protection under Chapter 11 of the U.S. Bankruptcy Code in December 2001. Transwestern was not a part of these bankruptcy proceedings and has continued its operations in the normal course of business since the bankruptcy filing. Management believes that Transwestern will not be placed in bankruptcy; that no actions on the part of its' federal regulators, the bankruptcy court or its creditors will cause Transwestern to significantly alter its operations or prevent it from operating as it does now for the "public convenience and necessity"; or, that will have a significant effect on its financial position, results of operations or cash flows, or that will prevent it from meeting all of its obligations as they become due. In addition, as more fully described in Note 3, in November 2001 Transwestern borrowed $550,000,000 under a note maturing in November 2002. Although Transwestern is not in violation of any debt covenants, has generated sufficient cash flows from operations to service the debt, and management believes Transwestern has sufficient collateral and borrowing capacity to renew or refinance this debt on a timely basis, management has not yet sought, or received, a

                   A Member Practice of Ernst & Young Global commitment from any lender. Because of the uncertainties surrounding the Enron Corp. bankruptcy proceedings and what effect, if any, they might ultimately have on Transwestern, and because Transwestern does not yet have a firm commitment from a lender to ensure that it is able to repay the $550,000,000 of debt when it becomes due during 2002, there exists substantial doubt about whether Transwestern can obtain such financing and, thus, whether it will continue as a going concern. The accompanying financial statements have been prepared assuming that Transwestern will continue as a going concern and, therefore, do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets.

As discussed in Note 5 to the financial statements, in 2001 Transwestern changed its method for accounting for derivative instruments.


                                                    Ernst & Young LLP


April 26, 2002,
except for Note 3, as to which the date is April 30, 2002

                          TRANSWESTERN PIPELINE COMPANY
                                 BALANCE SHEETS
                                 (In Thousands)


                                                     December 31,  December 31,
                                                         2001          2000
                                                     ------------  ------------
ASSETS
Current Assets
  Cash                                                $     8,061   $         4
  Accounts receivable -
   Customers                                               14,166         7,287
   Associated companies, less allowance for
   doubtful accounts of $819,847 in 2001                       --       378,314
  Transportation and exchange gas receivable                6,501        11,991
  Regulatory assets                                         6,644         6,553
  Other                                                    28,470         4,348
                                                     ------------  ------------

   Total Current Assets                                    63,842       408,497
                                                     ------------  ------------

Property, Plant and Equipment, at Cost                  1,042,394       987,107

  Less - Accumulated depreciation and amortization        123,386       104,364
                                                     ------------  ------------

   Property, Plant and Equipment, net                     919,008       882,743
                                                     ------------  ------------


Other Assets
  Deferred income taxes                                    81,066            --
  Regulatory assets                                        73,782        79,053
  Other                                                     5,615         2,106
                                                     ------------  ------------

  Total Other Assets                                      160,463        81,159
                                                     ------------  ------------

Total Assets                                         $  1,143,313  $  1,372,399
                                                     ============  ============


The accompanying notes are an integral part of these financial statements.

                          TRANSWESTERN PIPELINE COMPANY
                                 BALANCE SHEETS
                        (In Thousands, Except Share Data)


                                                     December 31,  December 31,
                                                         2001          2000
                                                     ------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable -
   Trade and other                                   $    1,932    $    2,161
   Associated companies                                   3,756         1,723
  Transportation and exchange gas payable                 5,579         7,331
  Notes payable                                         550,000            --
  Deferred income taxes                                   2,121         2,129
  Accrued taxes                                           6,282         6,129
  Accrued interest                                        2,952         3,012
  Current portion of long-term debt                          --         3,850
  Reserve for regulatory and other contingencies         12,489           263
  Other                                                   7,410            11
                                                     ------------  ------------

   Total Current Liabilities                            592,521        26,609
                                                     ------------  ------------

Long-Term Debt, Net of Current Maturities                    --       161,600
                                                     ------------  ------------

Deferred Credits and Other Liabilities
  Deferred income taxes                                      --       238,702
  Other                                                   2,376         2,661
                                                     ------------  ------------

   Total Deferred Credits and Other Liabilities           2,376       241,363
                                                     ------------  ------------


Stockholders' Equity
  Common stock (1,000 shares authorized and                   1             1
  outstanding)
  Additional paid-in capital                            409,191       409,191
  Accumulated other comprehensive income                 32,088            --
  Retained earnings                                     107,136       533,635
                                                     ------------  ------------

     Total Stockholders' Equity                         548,416       942,827
                                                     ------------  ------------

Total Liabilities and Stockholders' Equity           $1,143,313    $1,372,399
                                                     ============  ============

The accompanying notes are an integral part of these financial statements.

                          TRANSWESTERN PIPELINE COMPANY
                             statement of operations
                                 (In Thousands)


                                                       Year Ended December 31,
                                                     --------------------------
                                                          2001         2000
                                                     ------------  ------------

Revenues
  Transportation                                       $ 165,878    $ 150,290
  Gas and liquids sold                                    37,334       26,333
  Other gas revenues                                         416          190
                                                     ------------  ------------

   Total Revenues                                        203,628      176,813
                                                     ------------  ------------
Cost and Expenses
  Operating & maintenance expenses                        80,389       39,601
  Amortization of regulatory assets                        4,632        4,749
  Depreciation and amortization                           19,889       19,658
  Taxes, other than income taxes                          10,924       11,163
                                                     ------------  ------------

   Total Cost and Expenses                               115,834       75,171
                                                     ------------  ------------

Operating Income                                          87,794      101,642

Other Income
  Interest income                                         20,175       21,685
  Other, net                                            (783,867)       2,168
                                                     ------------  ------------

                                                        (675,898)     125,495

Income (Loss) Before Interest and Income Taxes
  Interest expense and related charges, net               21,479       11,146
  Income taxes                                          (270,878)      44,683
                                                     ------------  ------------

                                                       $(426,499)   $  69,666
Net Income (Loss)                                    ============  ============


The accompanying notes are an integral part of these financial statements.

                          TRANSWESTERN PIPELINE COMPANY
                        statement of stockholders' equity
                                 (In Thousands)


                                                       Year Ended December 31,
                                                     --------------------------
                                                          2001         2000
                                                     ------------  ------------

Common Stock
  Balance, beginning and end of year                  $       1     $       1

Additional Paid-in Capital
  Balance, beginning and end of year                    409,191       409,191

Accumulated Other Comprehensive Income (Loss):
  Cumulative effect of accounting change (Note 5)       (21,216)           --
  Deferred net gains on derivative instruments
   associated with hedges of future cash flows           48,633
  Recognition in earnings of previously deferred
   (gains) and losses related to derivative
   instruments used as cash flow hedges                  4,671
                                                     ------------  ------------
  Balance, end of year                                   32,088            --


Retained Earnings
  Balance beginning of year                             533,635       463,969
  Net Income (loss)                                    (426,499)       69,666
                                                     ------------  ------------
  Balance end of year                                   107,136       533,835

Total Stockholders' Equity                            $ 548,416     $ 942,827
                                                     ============  ============

The accompanying notes are an integral part of these financial statements.

                          TRANSWESTERN PIPELINE COMPANY
                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)


                                                      Year Ended December 31,
                                                     --------------------------
                                                         2001          2000
                                                     ------------  ------------

Cash Flows From Operating Activities


Reconciliation of Net Income (Loss) to Net Cash
  Provided (Used) by Operating Activities
  Net income (loss)                                 $ (426,499)   $   69,666
  Depreciation and amortization                         19,869        19,658
  Amortization of regulatory assets                      4,632         4,749
  Regulatory, litigation and other non-cash            819,647            --
  adjustments, net
  Gain on sale of property                                 (88)           --
  Deferred income taxes                               (319,776)        4,314
  Changes in components of working capital
   Receivables                                        (620,186)       (8,622)
   Payables                                                 52          (618)
   Regulatory and other contingency adjustments         19,624            --
   Other current assets / liabilities                      347          (856)
   Net assets from price risk management activities     32,089            --
  Other, net                                            (3,745)          136
                                                     ------------  ------------

Net Cash Provided (Used) by Operating Activities      (673,814)       88,427
                                                     ------------  ------------

Cash Flows From Investing Activities
   Note receivable from parent company                               (82,028)
   Proceeds from sale of property                           18           117
   Additions to property, plant and equipment          (55,468)      (26,445)
   Other capital expenditures                             (117)       (3,221)
                                                     ------------  ------------

Net Cash Used in Investing Activities                  (55,567)     (111,577)
                                                     ------------  ------------

Cash Flows From Financing Activities
  Note receivable from parent company                  365,521            --
  Issuance of short-term debt, net of issuance         524,867            --
  costs
  Repayment of short-term debt assumed                (137,500)           --
  Issuance of long-term debt                                --       150,000
  Repayment of long-term debt                          (15,450)     (126,850)
                                                     ------------  ------------

Net Cash Provided by Financing Activities              737,438        23,150
                                                     ------------  ------------

Increase in Cash                                         8,057            --

Cash, Beginning of Year                                      4             4
                                                     ------------  ------------

Cash, End of Year                                    $   8,061     $       4
                                                     ============  ============

Additional Cash Flow Information                        2001          2000
                                                     ------------  ------------
Interest and income tax payments were as follows:
  Interest (net of amounts capitalized)             $   10,353    $   12,194
  Income taxes                                          48,107        40,279


The accompanying notes are an integral part of these financial statements.

                          TRANSWESTERN PIPELINE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2001 and 2000

(1)  Nature of Operations and Summary of Significant Accounting Policies

     Transwestern Pipeline Company (Transwestern) is a subsidiary of Transwestern Holding Company, Inc. (TW Holdings) a wholly-owned subsidiary of Enron Transportation Services Company (ETS), formerly Enron Pipeline Company, which is a majority-owned subsidiary of Enron Corp. (Enron). ETS and its subsidiaries are members of an operating group which engages in transactions characteristic of group administration and operations with other members of the group. Transwestern owns and operates an interstate natural gas pipeline system stretching from Texas, Oklahoma and the San Juan Basin to the California border. Transwestern is a major natural gas transporter to the California border and Mid-Continent markets and aggressively markets off the east end of its system to Texas intrastate and midwest markets.

     On December 2, 2001, Enron filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, and since that date has been engaged in restructuring its business and financial operations and in preparing a plan of reorganization. It is not known when, or if, such plan will receive approval of the Bankruptcy Court or what affect such plan might have on Transwestern. As part of Transwestern's November 2001 debt offering (see
     Note 3), TW Holdings was created as an entity to hold the stock of Transwestern, separate from Enron. Some of the common stock of TW Holdings is held in a voting trust that was created to protect the lenders by preventing Enron from forcing Transwestern to file for bankruptcy protection.

     On November 13, 2001 Transwestern closed on a $550 million 364 day, secured, revolving credit facility (the "Revolver") with two financial institutions (the "Banks"), as further described in Note 3. Transwestern's management plans to extend or refinance the Revolver at or before its scheduled maturity in November 2002. This plan is supported by Transwestern's ability to service its debt with cash flows from current operations, and its plans for current and future expansion of capacity to serve growing markets in the Southwestern United States.

     If the Revolver is not extended or refinanced, the Banks have the right to assume ownership of Transwestern by foreclosing on the common stock that was pledged to them to secure the repayment of the Revolver. Although substantially all of the pipeline assets are also pledged for the repayment of the Revolver, the Banks would not be able to foreclose on the physical facilities in order to liquidate the assets without first obtaining authority to do so from the Federal Energy Regulatory Commission (FERC). The FERC is highly unlikely to deem a wholesale liquidation of Transwestern's pipeline system to be in the "public convenience and necessity." Transwestern's outside counsel has advised that there is no precedent for the U.S. Bankruptcy Court to circumvent the FERC's authority over disposition of jurisdictional facilities by interstate natural gas pipelines.

                          TRANSWESTERN PIPELINE COMPANY

(1) Nature of Operations and Summary of Significant Accounting Policies (continued)

     Other potential impacts of the Enron bankruptcy proceedings have also been considered by management. The Banks are also providing Enron's debtor-in-possession financing and had initially determined to use a portion of such financing to repay the Revolver and include Transwestern in the bankruptcy process, thereby improving their secured lender status. That proposal was rejected by the committee of Enron's unsecured creditors because Transwestern had more value to the creditors as a viable, non-bankrupt business. The terms of the Revolver provide that Transwestern's cash accounts and transactions are totally segregated from those of Enron and its debtor subsidiaries. In addition, all dividends, distributions and loans to Enron and its affiliates are strictly prohibited. This provides the Banks and potential lenders with further assurance that Transwestern's cash flows will be available for debt service. During the term of the agreement Transwestern is prohibited from loaning funds or making distributions to Enron, as well as being required to do business separately from Enron in a manner that will not cause confusion as to the separate distinct identity and legal existence of Transwestern. Transwestern, by the terms of the notes, is not allowed to refer to itself as a department or division of Enron as well.

     In the unlikely event that Transwestern would be placed in bankruptcy, the FERC's past precedent in dealing with regulated utilities in bankruptcy is to allow them to continue to operate in the public convenience and necessity rather than to force the liquidation of the jurisdictional facilities. Precedents include the Columbia Gas System and United Gas Pipeline.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          TRANSWESTERN PIPELINE COMPANY

(1) Nature of Operations and Summary of Significant Accounting Policies (continued)

     Property, Plant and Equipment
     -----------------------------

     The provision for depreciation and amortization is computed using the straight-line method based on estimated economic or Federal Energy Regulatory Commission (FERC) mandated lives. Composite depreciation rates ranging from 1.2% to 10.0% are applied to functional groups of property having similar economic characteristics.

     Transwestern charges the cost of repairs to operating and maintenance expense. Costs of replacements and renewals of units of property are capitalized. The original cost of property retired is charged to accumulated depreciation and amortization, net of salvage and removal costs. No retirement gain or loss is included in the results of operations except in the case of sales or exceptional retirements of operating units.

     The accrual of allowance for funds used during construction (AFUDC) is a utility accounting practice calculated under guidelines prescribed by the FERC and capitalized as part of the cost of utility plant. It represents the cost of servicing the capital invested in construction work-in-progress. Such AFUDC has been segregated into two component parts -- borrowed and equity funds. The allowance for borrowed and equity funds used during construction totaled $.6 million and $.1 million for 2001 and 2000, respectively, and is included in "Other Income" and "Interest expense and related charges, net", respectively, in the Statement of Operations.

     Included in gross property, plant and equipment is an aggregate plant acquisition adjustment of $438.8 million which represents costs allocated to Transwestern's transmission plant as a result of its acquisition by Enron in 1984. Currently, this adjustment amount is not considered by the FERC in determining the tariff rates Transwestern may charge to its regulated customers. At December 31, 2001 and 2000, $144.6 million and $138.6 million, respectively, was included in accumulated depreciation and amortization related to the plant acquisition adjustment.

     System Gas
     ----------

     Transwestern accounts for system balancing gas using the fixed asset accounting model established under FERC Order No. 581. Under this approach, system gas volumes are classified as fixed assets and valued at historical cost. Encroachments upon system gas are valued at current market.

                          TRANSWESTERN PIPELINE COMPANY

(1) Nature of Operations and Summary of Significant Accounting Policies (continued)

     Income Taxes
     ------------

     Transwestern is included in the consolidated federal and state income tax returns filed by Enron. Pursuant to tax allocation arrangements, Enron will pay to each subsidiary an amount equal to the tax benefits realized in Enron's consolidated federal income tax return resulting from the utilization of the subsidiary's net operating losses and/or tax credits, or each subsidiary will pay to Enron an amount equal to the federal income tax computed on its separate company taxable income less the tax benefits associated with net operating losses and/or tax credits generated by the subsidiary which are utilized in Enron's consolidated federal income tax return. To the extent a state requires or permits a consolidated, combined or unitary tax return to be filed, and such return includes any of Enron's subsidiaries, the principles expressed with respect to the consolidated federal income tax allocation apply for settlement of state taxes.

     Transwestern accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which provides for an asset and liability approach to accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (see Note 2).

     Computer Software
     -----------------

     Transwestern's accounting policy for the costs of computer software (all of which is for internal use only) is to capitalize direct costs of materials and services consumed in developing or obtaining software, including payroll and payroll-related costs for employees who are directly associated with and who devote time to the software project. Costs may begin to be capitalized once the application development stage has begun. All other costs are expensed as incurred. Transwestern amortizes the costs at a rate of 10% per year. Impairment is evaluated based on changes in the expected usefulness of the software. Transwestern has capitalized software costs, net of amortization, of $5.5 million and $6.4 million at December 31, 2001 and 2000, respectively.

                          TRANSWESTERN PIPELINE COMPANY

(1) Nature of Operations and Summary of Significant Accounting Policies (continued)

     Environmental Expenditures
     --------------------------

     Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate based on the nature of the costs incurred. Liabilities are recorded when environmental assessments and/or clean ups are probable and the costs can be reasonably estimated.

     Recently Issued Accounting Pronouncements
     -----------------------------------------

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142, which must be applied to fiscal years beginning after December 15, 2001, modifies the accounting and reporting of goodwill and intangible assets. Management does not expect that Transwestern's adoption of Statement No. 142 will have any material impact on its financial condition or results of operations.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, which must be applied to fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management is in the process of evaluating the impact that adoption of SFAS No. 143 will have on its financial condition or results of operations.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. Management does not expect that Transwestern's adoption of Statement No. 144 will have any material impact on its financial condition or results of operations.

     Reclassifications
     -----------------

     Certain reclassifications have been made to the prior year's financial statements to conform with the current year presentation.

                          TRANSWESTERN PIPELINE COMPANY

(2)  Income Taxes

     The principal components of Transwestern's net deferred income tax assets and liabilities at December 31, 2001 and 2000, respectively, are as follows (in thousands):


                                                 December 31,
                                             -------------------
                                               2001       2000
                                             --------- ---------
      Deferred income tax assets
        Regulatory and other reserves        $   8,519 $     262
        Bad debt reserve                       318,575        --
                                             --------- ---------
                                               327,094       262
                                             --------- ---------

      Deferred income tax liabilities          233,043   221,467
        Depreciation and amortization           15,106    19,626
                                             --------- ---------
        Other                                  248,149   241,093
                                             --------- ---------

      Net deferred income tax assets         $  78,945
                                             =========
      Net deferred income tax liability                $ 240,831
                                                       =========

      Total income tax expense (benefit) is summarized as follows (in thousands):
                                               2001       2000
                                             --------- ---------
      Payable currently
         Federal                             $  41,392 $  34,353
         State                                   7,506     6,016
                                             --------- ---------
                                                48,898    40,369
                                             --------- ---------
      Payment deferred
         Federal                              (271,011)    3,142
         State                                 (48,765)    1,172
                                             --------- ---------
                                              (319,776)    4,314
                                             --------- ---------
      Total income tax expense (benefit)     $(270,878)$  44,683
                                             ========= =========

                          TRANSWESTERN PIPELINE COMPANY

(2)  Income Taxes (continued)

     The differences between taxes computed at the U.S. federal statutory rate and Transwestern's effective rate are as follows (in thousands):


                                                    2001        2000
                                                 ----------  ---------

           Statutory federal income tax          $(244,082)  $  40,022
           provision
           Net state income taxes                  (26,818)      4,672
           Other                                        22         (11)
                                                 ----------  ---------
           Total income tax expense (benefit)    $(270,878)  $  44,683
                                                 ==========  =========

(3)  Short-Term Debt

     On November 19, 2001, Transwestern entered into a revolving credit facility agreement (Revolver) of $550.0 million. The Revolver is secured by all of the common stock of Transwestern and, subject to certain exceptions, all other assets of Transwestern. $412.5 million of the proceeds of the Revolver were used for loans to Enron. Another $137.5 million of the proceeds were used to pay an Enron obligation to Citibank and was recorded as an additional advance to Enron. The term of the Revolver is 364 days. The interest rate in effect at December 31, 2001 was 4.656%. The estimated fair value of Transwestern's short-term debt at December 31, 2001 was $550.0 million.

     At December 31, 2001, Transwestern was in default of certain debt covenants contained in the Revolver, the most significant of which required Transwestern to maintain a tangible net worth of no less than $750.0 million. Subsequent to Enron's bankruptcy filing on December 2, 2001, Transwestern provided reserves on 100% of all intercompany balances due to it from Enron, thus significantly reducing its tangible net worth. Transwestern has obtained a waiver from the lenders for this event of default. The First Amendment and Waiver to the Revolver, dated April 30, 2002, amended the amount of the tangible net worth test to $400 million and waived the event of default which occurred as a result of the bankruptcy of Enron and revised certain other terms of the Revolver.

     In connection with the November 19, 2001 financing transaction mentioned above, Enron completed a corporate restructuring of Transwestern designed to further separate a subsidiary from its parent and affiliates, which may allow Transwestern to retain its own credit rating based on its own creditworthiness. This restructuring transaction involved creating a new company (TW Holdings), between Enron and Transwestern, to hold all of the stock of Transwestern. TW Holdings' Articles of Incorporation require the unanimous approval of its Board of Directors and stockholders to a) merge or consolidate

                          TRANSWESTERN PIPELINE COMPANY

(3)  Short-Term Debt (continued)

     with any entity; b) sell, lease or transfer all, or substantially all, of its assets to any entity; c) acquire all, or substantially all, of the assets or capital stock or other ownership interest of any other entity; d) institute, or consent to, bankruptcy, insolvency or similar proceedings or actions; e) make any assignment for the benefit of others; f) issue any additional shares of common stock or any security convertible into share of common stock; or, g) make any change to its Articles of Incorporation. In addition, Transwestern has ended its intercompany borrowing and cash management program, and is restricted from making dividends or advancing any funds to Enron or its affiliates.

     Because of the nature of the transaction described above, management of Transwestern believes that the other parties to the Revolver are fully secured, and that Transwestern would not be substantively consolidated with Enron in any insolvency or bankruptcy proceeding.

     Management plans to secure a credit rating for Transwestern based upon its own creditworthiness, separate and apart from Enron. Management believes this will allow Transwestern to refinance amounts due under the Revolver when such amounts become due in November 2002, or to obtain new financing that will enable Transwestern to repay the debt on a timely basis. Management believes that Transwestern has sufficient collateral and borrowing capacity to allow it to successfully complete such a transaction, to remain current on its debt obligation and to continue as a going concern.

(4)  Long-Term Debt

     Long-term debt is summarized as follows (in thousands):

                                                      December 31,
                                                 ---------------------
                                                    2001        2000
                                                 ----------  ---------
           Notes payable
              9.10% Notes due 2000               $       --  $      --
              7.55% Notes due 2000                       --         --
              9.20% Notes due 2001 to 2004               --     15,450
              7.40% Note due 2004                        --    150,000
                                                 ----------  ---------
                                                         --    165,450
              Current portion of long-term debt          --     (3,850)
                                                 ----------  ---------

           Total long-term debt, net of current
           maturities                            $       --  $ 161,600
                                                 ==========  =========

                          TRANSWESTERN PIPELINE COMPANY

(5)  Derivative Instruments

     The FASB issued, and subsequently amended, Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133), which was adopted by the Company January 1, 2001. Provisions in Statement No. 133, as amended, affect the accounting and disclosure of certain contractual arrangements and operations of the Company. Under Statement No. 133, as amended, all derivative instruments are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify and are designated as hedges of future cash flows, fair values, net investments or qualify and are designated as normal purchases and sales. For derivatives treated as hedges of future cash flows, the effective portion of changes in fair value is recorded in other comprehensive income until the related hedged items impact earnings. Any ineffective portion of a hedge is reported in earnings immediately. Derivatives treated as normal purchases or sales are recorded and recognized in income using accrual accounting. The market prices used to value these transactions reflected management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments.

     On January 1, 2001, Transwestern recorded the impact of the adoption of Statement No. 133, as amended, as a cumulative effect adjustment of $21.2 million loss in "Accumulated Other Comprehensive Income (Loss)" (OCI), a component of stockholders' equity.

     Transwestern enters into derivative instruments, such as forwards, swaps and other contracts, in order to hedge certain non-trading risks, including interest rate risk and commodity price risk. Transwestern primarily uses cash flow hedges, for which the objective is to provide protection against variability in cash flows due to commodity price risk and interest rate risk. Transwestern accounts for such hedging activity by initially deferring the gain or loss related to the fair value changes in derivative instruments in OCI. The deferred change in fair value is then reclassified into income concurrently with the recognition in income of the cash flow item hedged. The balance in other comprehensive income (loss) at December 31, 2001 is expected to be reclassified to future earnings, contemporaneously with the recognition in income of the cash flow item being hedged. The cash flow impact of financial instruments is reflected as cash flows from operating activities in the accompanying Statement of Cash Flows.

                          TRANSWESTERN PIPELINE COMPANY

(5)  Derivative Instruments (continued)

     During the year ended December 31, 2001, there was no material ineffectiveness from changes in fair value of hedge positions, and no amounts were excluded from the assessment of hedge effectiveness related to the hedge of future cash flows. Additionally, no amounts were reclassified to earnings in connection with forecasted transactions that were no longer considered probable of occurring.

     During the year ended December 31, 2001, Transwestern was a party to natural gas commodity price swaps that qualified as cash flow hedges. The swaps covered a notional volume of 68 TBtu of natural gas. The maximum amount of time over which cash flow exposure in forecasted transactions is hedged is approximately two years. As a matter of practice, derivative contracts are entered into with counterparties with credit ratings equivalent to investment grade securities. However, no cash flows are expected from these hedges for 2002 and 2003 because Transwestern's counterparty on all of its hedges, also a subsidiary of Enron, filed for bankruptcy protection in December 2001. Accordingly, Transwestern terminated all its hedge instruments and has fully reserved its claim as a result of nonperformance by the related party on derivative instruments. See Note 11 for recent events concerning related party credit rating changes of Enron. The remaining balance in OCI will be reclassed into earnings contemporaneously with the recognition in income of the item being hedged. Of this amount, approximately $17.5 million of income is estimated to be reclassified into earnings during the year ending December 31, 2002.

     Notional amounts reflect the volumes of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure Transwestern's exposure to market or credit risks. The maximum terms in years are not indicative of likely cash flows as these positions may be offset in the markets at any time in response to Transwestern's price risk management needs to the extent available in the market.

                          TRANSWESTERN PIPELINE COMPANY

(6)  Comprehensive Income (Loss)

     Comprehensive income (loss) includes the following components (in thousands):

                                                 December 31,
                                             ----------------------
                                                2001        2000
                                             ----------  ----------
           Net income (loss)                 $(426,499)  $  69,666
           Other comprehensive income (loss)
              Derivative instruments:
              Cumulative effect of             (21,216)         --
              accounting change (Note 5)
              Deferred net gains on
               derivative instruments
               associated with hedges of
               future cash flows                48,633          --
              Recognition in earnings of
               previously deferred
               (gains) and losses related
               to derivative instruments
               used as cash flows hedges         4,671          --
                                             ----------  ----------
           Total comprehensive income (loss) $(394,411)  $  69,666
                                             ==========  ==========

     No deferred income tax provision for the OCI components above was recorded because Transwestern anticipates the related derivative instruments will not be realized (see Note 11).

(7)  Accounts Receivable and Related Activity

     Transwestern has a concentration of customers in the electric and gas utility industries. These concentrations of customers may impact Transwestern 's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. However, management believes that the portfolio of receivables, which is primarily local distribution companies
     (LDC), is well diversified and that such diversification minimizes any potential credit risk.

     The following customers accounted for 10% or more of Transwestern's transportation revenues for the year ended December 31, 2001: Southern California Gas Company (SoCalGas), 32%; and Pacific Gas and Electric Company (PG&E), 10%. SoCalGas has exercised its contractual right to release a total of 457 million British thermal units per day (MMBtu/d) of firm capacity as of November 1, 1996, while retaining 306 MMBtu/d of firm capacity through October 31, 2005. The agreement regarding cost allocation for this capacity is discussed in Note 10.

                          TRANSWESTERN PIPELINE COMPANY

(7)  Accounts Receivable and Related Activity (continued)

     During 2000 and 2001, the California power market was significantly impacted by the increase in wholesale power prices. On April 6, 2001, PG&E filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. This event had no material impact on the financial position or results of operations of Transwestern for the year ended December 31, 2001. Transwestern continues to provide transportation services to PG&E on a basis that addresses credit risk. Due to the uncertainties surrounding the California power situation, management cannot predict the ultimate outcome, but believes these matters will not have a material adverse impact on Transwestern's financial position or results of operations (see Note 10).

(8)  Employee Benefit Plans

     The employees of the Company are covered under Enron's employee benefit plans. During the years ended December 31, 2001 and 2000, Transwestern was charged $4.4 million and $4.3 million, respectively, for all such benefits.

     Enron maintains a retirement plan which is a noncontributory defined benefit plan covering substantially all employees in the United States and certain employees in foreign countries. The benefit accrual is in the form of a cash balance of 5% of annual base pay. The cost of the plan charged by Enron to Transwestern was not significant for 2001 and 2000.

     Transwestern's net periodic post-retirement benefit cost charged by Enron was $.5 million and $.3 million in 2001 and 2000, respectively.

(9)  Rate Matters and Regulatory Issues

     Rate matters and regulatory issues are regulated by the FERC. As a result, these operations are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," which recognizes the economic effects of regulation and, accordingly, Transwestern has recorded regulatory assets and liabilities related to such operations. Transwestern evaluates the applicability of regulatory accounting and the recoverability of these assets and liabilities through rates or other contractual mechanisms on an ongoing basis.

                          TRANSWESTERN PIPELINE COMPANY

(9)   Rate Matters and Regulatory Issues (continued)

      The principal components of Transwestern's regulatory assets at December 31, 2001 and 2000 are as follows (in thousands):

                                       2001        2000
                                    ---------   ---------
        Current regulatory assets
           Deferred contract        $   1,290   $   1,668
           reformation costs
           Deferred loss on               867         889
           receivables
           Annual cost adjustment         981         872
           Litigation costs               760         760
           Other                        2,746       2,364
                                    ---------   ---------
                                    $   6,644   $   6,553
                                    =========   =========

        Non current regulatory
        assets
           Accumulated reserve      $  45,602   $  46,203
           adjustment
           Deferred contract            5,244       6,913
           reformation costs
           Deferred tax associated      7,325       7,062
           with AFUDC gross-up
           Deferred loss on             3,322       4,167
           receivables
           Litigation costs             2,915       3,674
           Other                        9,374      11,034
                                    ---------   ---------
                                    $  73,782   $  79,053
                                    =========   =========

     At December 31, 2001, substantially all of Transwestern's regulatory assets and liabilities are recoverable in rates.

     The accumulated reserve adjustment included in the table above resulted from the May 2, 1995 settlement agreement (May 2, 1995 Settlement) further described below. The settlement approved Transwestern's proposal to refunctionalize certain facilities from production and gathering to transmission, and from transmission to production and gathering. As directed by the FERC Order issued upon approval of the settlement, Transwestern established a regulatory asset for an accumulated reserve adjustment of $50.1 million which represents the difference between recorded amounts of accumulated depreciation (determined on a vintage basis) and approved amounts of accumulated depreciation based on remaining reserves related to the gathering facilities. The accumulated reserve adjustment is being amortized at a 1.2% annual rate.

                          TRANSWESTERN PIPELINE COMPANY

(9)  Rate Matters and Regulatory Issues (continued)

     Transwestern is involved in several rate matters and regulatory issues, the significant items of which are discussed below.

     Since 1988, Transwestern has filed approximately $278.7 million in transition costs (deferred contract reformation costs) with the FERC under FERC Order Nos. 500 and 528 providing for recovery from customers of approximately $215.5 million. Of total transition costs incurred, $6.5 million remains to be collected as of December 31, 2001 over the period ending October 31, 2006.

     Anticipating a turnback by SoCalGas of approximately 457 MMBtu/d of firm capacity on November 1, 1996, Transwestern entered into the May 2, 1995 Settlement with its customers whereby the costs associated with the turnback capacity will be shared by Transwestern and its current firm customers. This cost sharing mechanism ended October 31, 2001. Transwestern is at risk for 100% of its unsubscribed capacity. In addition to this cost sharing mechanism, Transwestern and its current firm customers also agreed to contract settlement rates through 2006, and agreed that Transwestern would not be required to file a new rate case to become effective prior to November 1, 2006. The settlement was approved on July 27, 1995.

     On May 21, 1996, Transwestern entered into a settlement (May 21,1996 Settlement) with its customers amending the May 2, 1995 Settlement and resolving numerous regulatory issues on Transwestern's system. The May 21, 1996 Settlement resolved all issues involving recovery of unrecovered purchased gas costs and all costs included in Transwestern's alternate recovery mechanism (PGAR costs) filed in Docket No. RP94-227-000. In that regard, the settlement provided that: (i) Transwestern's collection of PGAR costs through the surcharge mechanism would total $5,368,940, reflecting fifty percent (50%) of the principal and interest as filed in Docket No. RP94-227-000; and (ii) all pending pleadings including all court appeals would be withdrawn. On October 16, 1996 the FERC approved the May 21, 1996 Settlement.

     On July 16, 2001, Transwestern was authorized to abandon and replace certain compressor facilities located at four compressor stations in Arizona (Red Rock Expansion). The four new compressor units will create 150,000 Mcf per day of incremental firm capacity on the western portion of Transwestern's system, which terminates at the Arizona/California border. Transwestern estimated the cost to abandon the existing units to be approximately $.4 million, and the cost to install the new units to be approximately $92.9 million. Transwestern expects to utilize funds from operations to finance this expansion. Pursuant to an open season held by Transwestern late in 2000, a total of 106.7 Mcf per day has currently been subscribed under firm contracts. Because the total incremental capacity has not yet been fully subscribed, Transwestern has elected

                          TRANSWESTERN PIPELINE COMPANY

(9)  Rate Matters and Regulatory Issues (continued)

     to delay the installation of one of the new units until 2003. Construction activities have commenced at the remaining three stations, which will provide incremental capacity of 120,000 Mcf per day. Project completion is expected in the summer of 2002 for these three units.

     Transwestern believes, based on its experience to-date that the ultimate resolution of Transwestern's regulatory matters will not have a material adverse effect on its financial position or results of operations.

(10) Litigation and Other Contingencies

     Transwestern is party to various claims, litigation and other contingent issues, the significant items of which are discussed below.

     Grynberg v. Enron, et al. (97D-1421 Dist. Colo.). The plaintiff has filed actions against a number of Enron companies, including Transwestern, in the U.S. District Court for the District of Colorado, for damages for mis-measurement of gas volumes and Btu content, resulting in lower royalties to mineral interest owners. Transwestern believes that its measurement practices conformed to the terms of its FERC Gas Tariff, which is filed with and approved by FERC. As a result, Transwestern believes that it has meritorious defenses (including FERC-related affirmative defenses, such as the filed rate tariff doctrine, the primary/exclusive jurisdiction of FERC, and the defense that Transwestern complied with the terms of its tariff) to the complaint and is defending the suit vigorously.

     Quinque Operating Company (Ditto) v. PG&E, et al., Cause No. 99CV30; Dist. Ct. Stevens Co., Kansas. The plaintiff has filed actions against a number of parties, including Transwestern, in a Kansas state district court for damages for mis-measurement of gas volumes and Btu content, resulting in lower royalties. Transwestern believes that its measurement practices conformed to the terms of its FERC Gas Tariff, which is filed with and approved by FERC. As a result, Transwestern believes that it has meritorious defenses (including FERC-related affirmative defenses, such as the filed rate/tariff doctrine, the primary/exclusive jurisdiction of FERC, and the defense that Transwestern complied with the terms of its tariff) to the complaint and is defending the suit vigorously.

                          TRANSWESTERN PIPELINE COMPANY

(10) Litigation and Other Contingencies (continued)

     FERC Docket Nos. RP97-288-009, -010, -011, and 012. For the month of February 2001, Transwestern filed negotiated rate transactions in the above-referenced proceedings with Sempra Energy Trading and Richardson Products Company containing index based rates. On March 2, 2001, the Commission issued an order accepting Transwestern's negotiated rates transactions in the above-referenced proceedings, subject to refund and subject to a further Commission order on the merits. On July 26, 2001, the Commission issued an order setting these proceedings for an expedited hearing. The hearing was held on August 29, 2001, and this matter is currently pending before the Commission. Transwestern estimates that its aggregate exposure for rate refunds in these proceedings is approximately $10 million.

     Transwestern is subject to extensive federal, state and local environmental laws and regulations. These laws and regulations require expenditures in connection with the construction of new facilities, the operation of existing facilities and for remediation at various operating sites. The implementation of the Clean Air Act Amendments is expected to result in increased operating expenses. These increased operating expenses are not expected to have a material impact on Transwestern's financial position or results of operations.

     Transwestern conducts soil and groundwater remediation at a number of its facilities. In 2001 and 2000 these expenses were not material. Transwestern does not expect to incur material expenditures in connection with soil and groundwater remediation.

     Transwestern incurred, and continues to incur, certain costs related to polychlorinated biphenyls (PCBs) that migrated into one of its customer's facilities. These PCBs were originally introduced into the Transwestern system through use of a PCB-based lubricant in the late 1960's and 1970's. Because of the continued detection of PCBs in the customer's facilities downstream of Transwestern's Topock station, Transwestern continues to take measures to contain and remove the PCBs. The cost of these remedial activities were not material in 2001 and not estimated to be material in 2002.

     As discussed in Note 7, in 2000 and 2001 the California power market was significantly impacted by the increase in wholesale prices. On April 6, 2001, PG&E filed for bankruptcy protection under Chapter 11 of the U. S. Bankruptcy Code. (PG&E has historically been a significant customer of Transwestern.) This event had no material impact on the financial position or results of operations of Transwestern for the year ended December 31, 2001. Transwestern continues to provide transportation services to PG&E on a basis that addresses credit risk. Management cannot predict the final outcome of this situation or the uncertainties surrounding the California power situation.

                          TRANSWESTERN PIPELINE COMPANY

(10) Litigation and Other Contingencies (continued)

     However, as a result of the basis on which Transwestern is providing transportation services to PG&E and the significant demand for capacity on Transwestern's pipeline system to the California border, management continues to believe these matters will not have a material adverse impact on Transwestern's financial position or results of operations.

     While it is not possible to predict with certainty the final outcome of the aforementioned litigation and other contingencies, management believes that the ultimate resolution of these matters will not have a material adverse effect on Transwestern's financial position or results of operations.

(11) Related Party Transactions

     Transwestern recorded sales, transportation and other revenue from affiliates approximating $7.2 million and $7.8 million in 2001 and 2000, respectively.

     During 2001, Transwestern was a party to natural gas commodity price swaps with an affiliate covering a notional volume of 68.0 TBtu with a maximum term of two years. The estimated fair value and carrying value of $32.2 million as of December 14, 2001 was used in computing the liquidated value of the contract. In December 2001, as a result of Enron's bankruptcy (see further discussion below), Transwestern closed out all outstanding financial instruments with its affiliate and issued a demand letter totaling $33.6 million. This amount was fully reserved as of December 31, 2001.

     Until December 2, 2001, Transwestern was included in Enron's cash management program. Based on Transwestern's cash availability or requirements, advances were made either to or from Enron. The net result of all of Transwestern's cash flows, including reimbursements to Enron for income tax liabilities, employee benefit plans and various administrative expenses described below, was reflected as "Note receivable from parent company" (Note Receivable) on the accompanying Balance Sheets. Transwestern received (or paid) interest on its note receivable with Enron, which for 2000 was 6% on the note balance at December 31, 1997 and 9.5% on the note balance accumulated after 1997. Beginning January 1, 2001, the interest rate was calculated on a daily basis at a rate per annum equal to the daily corresponding Fed Funds Rate, less .05%, as published in the Federal Reserve Statistical Release H.15, which ranged from 1.14% to 6.62% for the year ended December 31, 2001. These rates were determined solely by Enron management. Interest income of $20.2 and $21.7 was recorded in 2001 and 2000, respectively. No interest expense was recorded in 2001 or 2000.

                          TRANSWESTERN PIPELINE COMPANY

(11) Related Party Transactions

     On December 2, 2001, Enron and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code. As a result, the $785 million note receivable was reserved due to the uncertainty regarding Enron's ability to repay.

     Transwestern incurred administrative expenses from Enron and affiliated service companies of approximately $10.8 million and $13.0 million in 2001 and 2000, respectively. These costs are based on usage, or where no direct method is reasonable, Transwestern's components of gross property, plant and equipment, gross margin and annualized payroll as a percentage of all Enron companies.

     Non-Cash Transaction with Enron

     In June 2001, Transwestern exercised its option to prepay its $150 million promissory note to Enron due March 31, 2004. The payment of the note was accomplished by netting the $150 million balance against the note receivable from Enron.

2002 vs. 2001

Transwestern Pipeline Company - Results of Operations

          The following discussion and analysis of the financial condition and results of operations of Transwestern are based on the Financial Statements of Transwestern, which were prepared in accordance with accounting principles generally accepted in the United States of America, and should be read in conjunction with the Financial Statements included herein. The discussion of the results of operations contained herein was not prepared in connection with the original audit of Transwestern, and has not been reviewed by outside auditors.

Year Ended December 3l, 2002 Compared to Year Ended December 31, 2001

Income Statement

          Net income increased by $447.2 million, from a $426.5 million loss in 2001 to $20.7 million of net income in 2002. The loss in 2001 primarily reflects the establishment of reserves of $820.2 million (for a $500.4 million impact on 2001 net income after tax effect) for receivables due from ENE and its Affiliates as a result of ENE's and certain of its Affiliates' bankruptcies in December 2001.

          Transwestern's operating revenues increased $14.0 million from $203.6 million in 2001 to $217.6 million in 2002. Transportation revenues increased $21.2 million, from $165.9 million in 2001 to $187.1 million in 2002, due partly to higher revenues from Transwestern's Red Rock Expansion Project partially offset by a decline in interruptible revenues in 2002 due to lower total demand in California and to a shift of throughput to firm transportation agreements. Demand in California was lower in 2002 compared to 2001 due partially to that state's unusually high natural gas demand in 2001 as a result of low hydroelectric generation and unusually warm temperatures requiring higher electric generation. Additionally, surcharges decreased in 2002 primarily due to the termination of the shared cost surcharge provision of Transwestern's Global Tariff Settlement in 2001. Finally, Transwestern made a hedge accounting adjustment in 2002, increasing transportation revenues by $32.1 million (see below). Gas and Liquids Sold revenues declined $7.2 million, from $37.3 million in 2001 to $30.1 million in 2002 due to lower volumes of retained fuel available for sale as a result of lower deliveries to California and lower gas prices.

          During 2001, Transwestern entered into financial swaps to hedge the value of certain negotiated transportation agreements that had a transportation rate dependent on the difference between the market price of gas at the delivery and receipt points. On December 2, 2001, ENA, the parent of RMTC, Transwestern's hedge counterparty, filed for bankruptcy. Prior to the ENA bankruptcy, the value of the financial swap contracts was $32.1 million. On December 31, 2001, unrealized gains of $32.1 million on the financial swaps were recorded in Other Comprehensive Income ("OCI"), a balance sheet equity account, and $32.1 million of losses were recorded in Operating Expenses due to the default under the swap contracts. During 2002, the underlying transactions that had been hedged with the financial swaps were terminated. The entire $32.1 million in OCI was reclassified to revenues in 2002.

          Operating and Maintenance Expenses decreased $17.2 million, from $80.4 million in 2001 to $63.2 million in 2002. This decrease is primarily due to a bad debt expense recorded in 2001, which included the default under the financial swaps discussed above. This decrease was partially offset by the following items: establishment of reserves in 2002 to cover future costs for soil and groundwater remediation; PCB remediation, pipeline integrity, and insurance cost increases in 2002; and an increase in fuel used in operations primarily as a result of the Red Rock Expansion Project.

          Depreciation and Amortization Expenses were $19.9 million in 2001 compared to $15.4 million in 2002. The primary reason for the decrease is that amortization expense was reduced due to Transwestern's adoption of SFAS 142 "Goodwill and Other Intangible Assets," which discontinues the amortization of goodwill and requires periodic valuation tests of recorded goodwill.

          Other income increased by $765.6 million from a $763.7 million loss in 2001 to $1.9 million in 2002. On December 2, 2001, ENE filed for bankruptcy protection, defaulting on $784.7 million of accounts receivable and promissory notes. The full amount was reserved by Transwestern due to uncertainty over ENE's ability to repay the receivables and the notes. Interest income decreased primarily due to reduced intercompany interest income as a result of ENE's default.

          Interest expense increased $31.6 million from $21.5 million in 2001 to $53.1 million in 2002, due to borrowing costs of the $550.0 million revolving credit facility entered into during November 2001.

          Income taxes decreased by $322.3 million, from an expense of $51.4 million in 2001 to a benefit of $270.9 million in 2002, primarily as a result of the establishment of a reserve in 2001 due to the uncertainty regarding the ability of ENE and RMTC to repay its notes and pay its payables as discussed above.

Cash Flows

          Cash Flow increased by $23.8 million, from $8.1 million in 2001 to $31.9 million in 2002.

          Net Cash Provided by Operating Activities increased by $781.2 million, from a use of cash of $673.8 million in 2001 to cash provided of $107.4 million in 2002. These figures were significantly affected by transactions that were not related to Transwestern's operations in both years. During 2001, Transwestern had a total of $820.2 million in short-term notes and receivables defaulted on and reserved against due to ENE's and its Affiliates' bankruptcies. Excluding the establishment of these reserves, Transwestern's 2001 cash provided from operating activities would have been approximately $146.4 million, for a decrease of $39.0 million in 2002 over 2001, with most of the decrease attributable to lost interest income on the defaulted intercompany note with ENE.

          Net Cash Flow Used in Investing Activities increased $3.0 million from $55.6 million in 2001 to $58.6 million in 2002. Capital expenditures to complete the Red Rock Expansion Project were the primary expenditure during these periods.

          Cash Flows from Financing Activities decreased $754.4 million from a source of cash of $737.4 million in 2001 to a use of cash of $17.0 million in 2002. In 2001 Transwestern entered into the $550.0 million revolving credit facility. Of that amount, Transwestern assumed an ENE obligation of $137.5 million and paid fees of $25.1 million, resulting in net proceeds of $387.4 million, which was loaned to ENE. Also in 2001, $365.5 million was reclassified from intercompany receivables in working capital to a note receivable from ENE in financing activities. $15.5 million of existing debt was retired in 2001. Therefore, without considering the above loans to ENE, Transwestern used $82.7 million of cash in financing-related activities in 2001.

          At the end of 2002, Transwestern had $39.9 million of cash compared to $8.1 million at the end of 2001.

TRANSWESTERN PIPELINE COMPANY
Financial Statements
Years ended December 31, 2002 and 2001
 with Report of Independent Auditors

                          TRANSWESTERN PIPELINE COMPANY

                              Financial Statements

                     Years ended December 31, 2002 and 2001




                                    CONTENTS


Report of Independent Auditors...............................................2

Audited Financial Statements

Balance Sheets - Assets......................................................4
Balance Sheets - Liabilities and Stockholders' Equity........................5
Statements of Operations.....................................................6
Statements of Stockholders' Equity...........................................7
Statements of Cash Flows.....................................................8
Notes to Financial Statements.............................................9-25

ERNST & YOUNG                   Ernst & Young LLP
                                AmSouth/Harbert Plaza
                                Suite 1900
                                1901 Sixth Avenue North
                                Birmingham, Alabama 35203

                         Report of Independent Auditors


The Board of Directors
Transwestern Pipeline Company

We have audited the accompanying balance sheets of Transwestern Pipeline Company (Transwestern) as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of Transwestern's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Transwestern Pipeline Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As more fully described in Note 1, Transwestern is a wholly-owned subsidiary of Enron Corp. Enron Corp., along with certain other subsidiaries and affiliates, filed for protection under Chapter 11 of the U.S. Bankruptcy Code in December 2001. Transwestern was not a part of these bankruptcy proceedings and has continued its operations in the normal course of business since the bankruptcy filing. Management believes that Transwestern will not be placed in bankruptcy; that no actions on the part of its federal regulators, the bankruptcy court or its creditors will cause Transwestern to significantly alter its operations or prevent it from operating as it does now for the "public convenience and necessity;" or, that will have significant effect on its financial position, results of operations or cash flows, or that will prevent it from meeting all of its obligations as they become due. In addition, as more fully described in Note 3, in November 2002, Transwestern amended its $550 million 364-day revolving credit facility to extend the term of this facility to November 2003. Although Transwestern is not in violation of any debt covenants, has generated sufficient cash flows from operations to service the debt, and management believes Transwestern has sufficient collateral and borrowing capacity to renew or refinance


                   A Member Practice of Ernst & Young Global this debt on a timely basis, management has not yet sought or received a commitment from any lender. Because of the uncertainties surrounding the Enron Corp. bankruptcy proceedings and what effect, if any, they might ultimately have on Transwestern, and because Transwestern does not yet have a firm commitment from a lender to ensure that it is able to refinance the debt when it becomes due during 2003, there exists substantial doubt about whether Transwestern can obtain such financing and, thus, whether it will continue as a going concern. The accompanying financial statements have been prepared assuming that Transwestern will continue as a going concern and, therefore, do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets.

As discussed in Note I to the financial statements, in 2002 Transwestern changed its method for accounting for goodwill; and, as discussed in Note 4 to the financial statements, in 2001 Transwestern changed its method for accounting for derivative instruments.


                                                        Ernst & Young LLP


April 29, 2003

                          TRANSWESTERN PIPELINE COMPANY
                                 BALANCE SHEETS
                                 (In Thousands)


                                           December 31,  December 31,
                                               2001          2002
                                           ------------  ------------
         ASSETS
         Current Assets
           Cash                             $  39,926     $    8,061
           Accounts receivable
            Customers                          18,298         15,991
            Associated companies               34,174        819,847
            Allowance for doubtful            (34,261)      (819,847)
            accounts
           Transportation and exchange          2,727          6,501
           gas receivable
           Regulatory assets                    6,726          6,644
           Other                               11,138         28,470
                                           ------------  ------------

              Total Current Assets             78,728         65,667
                                           ------------  ------------

         Property, Plant and Equipment,
         at Cost                            1,025,271        966,370

           Less - Accumulated                 356,554        341,530
           depreciation and amortization
                                           ------------  ------------

            Property, Plant and
            Equipment, net                    668,717        624,840
                                           ------------  ------------

         Other Assets
           Goodwill                           191,215        191,215
           Receivable from parent              71,410             --
           Deferred income taxes               60,883        184,019
           Regulatory assets                   67,956         73,782
           Other                                3,912          5,615
                                           ------------  ------------
            Total Other Assets                395,376        454,631
                                           ------------  ------------
         Total Assets                       $1,142,821    $1,145,138
                                           ------------  ------------

The accompanying notes are an integral part of these financial statements.

                          TRANSWESTERN PIPELINE COMPANY
                                 balance sheets
                        (In Thousands, Except Share Data)


                                               December 31,  December 31,
                                                   2001          2002
                                               ------------  ------------

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current Liabilities
     Accounts payable -
      Trade and other                           $   3,993     $   1,932
      Associated companies                         11,104        11,001
     Transportation and exchange gas payable        8,167         5,579
     Notes payable                                545,000       550,000
     Deferred income taxes                          2,318         2,121
     Accrued taxes                                  6,120         6,282
     Accrued interest                               1,313         2,952
     Deferred revenue                               3,409         1,825
     Reserve for regulatory and other              20,789        12,489
     contingencies
     Other                                          1,441           165
                                               ------------  ------------

   Total Current Liabilities                      603,654       594,346
                                               ------------  ------------
   Deferred Credits and Other Liabilities

     Other                                          2,093         2,376
                                               ------------  ------------

   Total Deferred Credits and Other                 2,093         2,376
                                               ------------  ------------
   Liabilities


   Stockholders' Equity
     Common stock (1,000 shares authorized              1             1
     and outstanding)
     Additional paid-in capital                   409,191       409,191
     Accumulated other comprehensive income            --        32,088
     Retained earnings                            127,882       107,136
                                               ------------  ------------

        Total Stockholders' Equity                537,074       548,416
                                               ------------  ------------


   Total Liabilities and Stockholders' Equity   $1,142,821    $1,145,13
                                               ============  ============

The accompanying notes are an integral part of these financial statements.

                          TRANSWESTERN PIPELINE COMPANY
                            statements of operations
                                 (In Thousands)


                                                Year Ended December 31,
                                                -----------------------
                                                    2002        2001
                                                ----------   ----------
     Revenues
       Transportation                           $ 187,145    $ 165,878
       Gas and liquids sold                        30,123       37,334
       Other gas revenues                             310          416
                                                ----------   ----------

        Total Revenues                            217,578      203,628
                                                ----------   ----------
     Cost and Expenses
       Operating & maintenance expenses            63,206       80,389
       Amortization of regulatory assets            4,633        4,632
       Depreciation and amortization               15,417       19,889
       Taxes, other than income taxes              10,998       10,924
                                                ----------   ----------

        Total Cost and Expenses                    94,254      115,834
                                                ----------   ----------

     Operating Income                             123,324       87,794

     Other Income
       Interest income                                350       20,175
       Other, net                                   1,555     (783,867)
                                                ----------   ----------

     Income (Loss) Before Interest and Income
     Taxes                                        125,229     (675,898)

       Interest expense and related charges,       53,130       21,479
       net
       Income taxes                                51,353     (270,878)
                                                ----------   ----------

     Net Income (Loss)                          $  20,746    $(426,499)
                                                ==========   ==========

The accompanying notes are an integral part of these financial statements.

                          TRANSWESTERN PIPELINE COMPANY
                       statements of stockholders' equity
                                 (In Thousands)


                                                    Year Ended December 31,
                                                    -----------------------
                                                       2002         2001
                                                    ----------   ----------

Common Stock
  Balance, beginning and end of year                $       1    $       1

Additional Paid-in Capital
  Balance, beginning and end of year                  409,191      409,191

Accumulated Other Comprehensive Income (Loss):
  Balance, beginning of year                           32,088           --
  Cumulative effect of accounting changes                  --      (21,216)
  Deferred net gains on derivative instruments
   associated with hedges of future cash flows             --       48,633
  Recognition in earnings of previously deferred
   (gains) and losses related to derivative
   instruments used as cash flow hedges               (32,088)       4,671
                                                    ----------   ----------
  Balance, end of year                                     --       32,088
Retained Earnings
  Balance, beginning of year                          107,136      533,635
  Net income (loss)                                    20,746     (426,499)
                                                    ----------   ----------
  Balance, end of year                                127,882      107,136
                                                    ----------   ----------

Total Stockholders' Equity                          $ 537,074    $ 548,416
                                                    ==========   ==========

The accompanying notes are an integral part of these financial statements.

                          TRANSWESTERN PIPELINE COMPANY
                            statements of cash flows
                                 (In Thousands)
                                     (Draft)

                                                            Year Ended December 31,
                                                            -----------------------
                                                                2002        2001
                                                            ----------   ----------
Cash Flows From Operating Activities
Reconciliation of Net Income (Loss) to Net Cash Provided
(Used) by  Operating Activities
  Net income (loss)                                          $  20,746   $(426,499)
  Depreciation and amortization                                 15,417      19,889
  Deferred regulatory assets                                     5,826       5,271
  Regulatory, litigation and other non-cash adjustments, net        --     819,847
   Other current assets - liabilities, non-cash adjustments     27,523          --
  (Gain) or loss on sale of property                                --         (88)
  Deferred income taxes                                        123,333    (319,776)
  Note receivable from parent company                          (71,410)         --
  Net assets from price risk management activities             (32,088)     32,089
  Changes in components of working capital
   Receivables                                                   1,554    (820,186)
   Payables                                                      4,752      (1,773)
   Deferred revenue                                              1,584       1,825
   Regulatory and other contingency adjustments                  9,576      19,624
   Other current assets - liabilities                                8         347
  Other, net                                                       571      (4,384)
                                                            ----------   ----------

Net Cash Provided (Used) by Operating Activities               107,392    (673,814)
                                                            ----------   ----------
Cash Flows From Investing Activities
  Proceeds from sale of property                                    --          18
  Additions to property, plant and equipment                   (58,440)    (55,468)
  Other capital expenditures                                       (87)       (117)
                                                            ----------   ----------

Net Cash Used In Investing Activities                          (58,527)    (55,567)
                                                            ----------   ----------

Cash Flows From Financing Activities
  Note receivable from parent company                               --     365,521
  Issuance of short-term debt                                       --     550,000
  Repayment of short-term debt                                  (5,000)         --
  Repayment of short-term debt assumed                              --    (137,500)
  Debt issuance costs on short-term debt                       (12,000)    (25,133)
  Repayment of long-term debt                                       --     (15,450)
                                                            ----------   ----------

Net Cash (Used) Provided by Financing Activities               (17,000)    737,438
                                                            ----------   ----------
Increase in Cash                                                31,865       8,057

Cash, Beginning of Year                                          8,061           4
                                                            ----------   ----------
Cash, End of Year                                            $  39,926   $   8,061
                                                            ==========   ==========

Additional Cash Flow Information
                                                                2002        2001
Interest and Income tax payments were as follows:
  Interest (net of amounts capitalized)                      $  27,089   $  10,353
  Income taxes                                                      67      48,107

The accompanying notes are an integral part of these financial statements.

                          TRANSWESTERN PIPELINE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2002 and 2001


(1)  Nature of Operations and Summary of Significant Accounting Policies

     Transwestern Pipeline Company (Transwestern) is a subsidiary of Transwestern Holding Company, Inc. (TW Holdings) a wholly-owned subsidiary of Enron Transportation Services Company (ETS), formerly Enron Pipeline Company, which is a majority-owned subsidiary of Enron Corp. (Enron). Transwestern owns and operates an interstate natural gas pipeline system stretching from Texas, Oklahoma and the San Juan Basin to the California border. Transwestern is a major natural gas transporter to the California border and Mid-Continent markets, and markets off the east end of its system to Texas intrastate and midwest markets.

     On December 2, 2001, Enron filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, and since that date has been engaged in restructuring its business and financial operations and in preparing a plan of reorganization. It is not known when, or if, such plan will receive approval of the Bankruptcy Court or what effect the plan might have on Transwestern. Enron has also solicited bids for the sale of its 100% interest in Transwestern, although the board of directors of Enron and the committee of unsecured creditors in Enron's Chapter 11 proceeding have determined not to accept any of the bids at this time (see Note 11). As part of Transwestern's November 2001 debt offering (see Note 3), TW Holdings was created as an entity to hold the stock of Transwestern, separate from Enron. Some of the common stock of TW Holdings is held in a voting trust that was created to protect the lenders by preventing Enron from forcing Transwestern to file for bankruptcy protection.

     In October 2002, Transwestern filed a Standard Proof of Claim with the United States Bankruptcy Court in the Southern District of New York against Enron and other associated bankrupt companies for $785.5 million.

     On November 8, 2002, Transwestern amended its $550 million 364-day, secured, revolving credit facility (the "Credit Agreement") to extend the term of this facility and to convert the revolving credit facility to an amortizing term facility with two financial institutions (the "Banks"), as further described in Note 3. Transwestern's management plans to extend or refinance the Credit Agreement at or before its scheduled maturity in November 2003. This plan is supported by Transwestern's ability to service its debt with cash flows from current operations.

     If the Credit Agreement is not extended or refinanced, the Banks have the right to assume ownership of Transwestern by foreclosing on the common stock that was pledged to them to secure the repayment of the Credit Agreement. Although substantially all of the pipeline assets are pledged for the repayment of the Credit Agreement, the Banks would not be able to foreclose on the physical facilities in order to liquidate the assets without first obtaining authority to do so from the Federal Energy Regulatory Commission (FERC). The FERC is highly unlikely to deem a wholesale liquidation of Transwestern's pipeline system to be in the "public convenience and necessity." Transwestern's outside counsel has advised that there is no precedent for the U.S. Bankruptcy Court to circumvent the FERC's authority over disposition of jurisdictional facilities by interstate natural gas pipelines.

                          TRANSWESTERN PIPELINE COMPANY

(1) Nature of Operations and Summary of Significant Accounting Policies (continued)

     Other potential impacts of the Enron bankruptcy proceedings have also been considered by management. The Banks are also providing Enron's debtor-in-possession financing and had initially determined to use a portion of such financing to repay the Credit Agreement and include Transwestern in the bankruptcy process, thereby improving their secured lender status. That proposal was rejected by the committee of Enron's unsecured creditors because Transwestern had more value to the creditors as a viable, non-bankrupt business. The terms of the Credit Agreement provide that Transwestern's cash accounts and transactions are totally segregated from those of Enron and its debtor subsidiaries. In addition, all dividends, distributions and loans to Enron and its affiliates are strictly prohibited. This provides the Banks and potential lenders with further assurance that Transwestern's cash flows will be available for debt service. During the term of the Credit Agreement Transwestern is prohibited from loaning funds or making distributions to Enron, as well as being required to do business separately from Enron in a manner that will not cause confusion as to the separate and distinct identity and legal existence of Transwestern. Transwestern, under the terms of the Credit Agreement, is not allowed to refer to itself as a department or division of Enron as well.

     Regulatory Accounting
     ---------------------

     Transwestern is subject to the jurisdiction of the FERC. Transwestern's accounting policies generally conform to Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, certain assets and liabilities that result from the regulated ratemaking process are recorded that would not be recorded under accounting principles generally accepted in the United States for nonregulated entities.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     -------------------------

     Transwestern considers as cash equivalents all highly liquid short-term investments with maturities of three months or less at the time of purchase. These investments are accounted for at cost, which approximates estimated fair value.

     Revenue Recognition
     -------------------

     Gas transportation and sales revenue are recognized when the services are provided.

     Property, Plant and Equipment
     -----------------------------

     The provision for depreciation and amortization is computed using the straight-line method based on estimated economic or FERC mandated lives. Composite depreciation rates, ranging from 1.2% to 10.0%, are applied to functional groups of property having similar economic characteristics.

                          TRANSWESTERN PIPELINE COMPANY

(1) Nature of Operations and Summary of Significant Accounting Policies (continued)

     Transwestern charges the cost of repairs to operating and maintenance expense. Costs of replacements and renewals of units of property are capitalized. The original cost of property retired is charged to accumulated depreciation and amortization, net of salvage and removal costs. No retirement gain or loss is included in the results of operations except in the case of sales or exceptional retirements of operating units.

     The accrual of allowance for funds used during construction (AFUDC) is a utility accounting practice calculated under guidelines prescribed by the FERC and capitalized as part of the cost of utility plant. It represents the cost of servicing the capital invested in construction work-in-progress. Such AFUDC has been segregated into two component parts -- borrowed and equity funds. The allowance for borrowed and equity funds used during construction totaled $2.0 million and $.6 million for 2002 and 2001, respectively, and is included in "Other Income" and "Interest expense and related charges, net", respectively, in the Statements of Operations.

     Goodwill
     --------

     Transwestern adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. Transwestern considers the amount categorized by the FERC as an "acquisition adjustment" to be goodwill as defined in WAS No. 142 and ceased amortization of such amount upon the adoption of SFAS No. 142. As a result of the adoption of SFAS No. 142, Transwestern has reclassified $294.2 million from property, plant and equipment and $103.0 million from deferred income taxes to goodwill. Transwestern performed a transition impairment test upon adoption and recognized no adjustment to the intangible asset. Transwestern has no other intangible assets subject to amortization as provided in SFAS No. 142. In the prior year, Transwestern recognized $6.0 million in amortization expense related to this asset.

     System Gas
     ----------

     Transwestern accounts for system balancing gas using the fixed asset accounting model established under FERC Order No. 581. Under this approach, system gas volumes are classified as fixed assets and valued at historical cost. Encroachments upon system gas are valued at current market.

     Income Taxes
     ------------

     Transwestern is included in the consolidated federal and state income tax returns filed by Enron. Pursuant to a tax allocation arrangement, Enron will pay to each subsidiary an amount equal to the tax benefits realized in Enron's consolidated federal income tax return resulting from the utilization of the subsidiary's net operating losses and/or tax credits, or each subsidiary will pay to Enron an amount equal to the federal income tax computed on its separate company taxable income less the tax benefits associated with net operating losses and/or tax credits generated by the subsidiary which are utilized in Enron's consolidated federal income tax return (see Note 2). To the extent a state requires or permits a consolidated, combined or unitary tax return to be filed and such return includes any of Enron's subsidiaries, the principles expressed with respect to the consolidated federal income tax allocation apply for settlement of state taxes.

                          TRANSWESTERN PIPELINE COMPANY

(1) Nature of Operations and Summary of Significant Accounting Policies (continued)

     Transwestern accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," which provides for an asset and liability approach to accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (see Note 2).

     Computer Software
     -----------------

     Transwestern's accounting policy for the costs of computer software (all of which is for internal use only) is to capitalize direct costs of materials and services consumed in developing or obtaining software, including payroll and payroll-related costs for employees who are directly associated with and who devote time to the software project. Costs may begin to be capitalized once the application development stage has begun. All other costs are expensed as incurred. Transwestern amortizes the costs at a rate of 10% per year. Impairment is evaluated based on changes in the expected usefulness of the software. Transwestern has capitalized software costs, net of amortization, of $4.9 million and $5.5 million at December 31, 2002 and 2001, respectively.

     Materials and Supplies
     ----------------------

     Materials and supplies are valued at actual cost. Materials transferred from the warehouse are priced at average cost. Transwestern took a charge of $2.8 million for obsolete compression inventory at December 31, 2002.

     Environmental Expenditures
     --------------------------

     Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate based on the nature of the costs incurred. Liabilities are recorded when environmental assessments and/or clean ups are probable and the costs can be reasonably estimated.

     Recently Issued Accounting Pronouncements
     -----------------------------------------

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, which must be applied to fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management does not expect that Transwestern's adoption of SFAS No. 143 will have any material impact on its financial condition or results of operations.

                          TRANSWESTERN PIPELINE COMPANY

(1) Nature of Operations and Summary of Significant Accounting Policies (continued)

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement will require recognition of costs associated with exit or disposal activities when they are incurred, rather than when a commitment is made to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, and will impact any exit or disposal activities initiated after January 1, 2003.

     Reclassifications
     -----------------

     Certain reclassifications have been made to the prior year's financial statements to conform to the current year presentation.

(2)  Income Taxes

     The principal components of Transwestern's net deferred income taxes at December 31, 2002 and 2001, respectively, are as follows (in thousands):

                                                      December 31,
                                                 ---------------------
                                                    2002        2001
                                                 ---------   ---------
               Deferred income tax assets
                  Regulatory and other reserves  $   9,336   $   8,519
                  Bad debt reserve                  74,389     318,575
                  Net operating loss carryfoward   169,429          --
                  Valuation allowance - net        (23,296)         --
                  operating loss
                                                 ---------   ---------
                                                   229,858     327,094
                                                 ---------   ---------
               Deferred income tax liabilities
                  Depreciation and amortization   (146,126)   (130,089)
                  Other                            (25,167)    (15,107)
                                                 ---------   ---------
                                                  (171,293)   (145,196)
                                                 ---------   ---------
               Net deferred income tax assets    $  58,565   $ 181,898
                                                 =========   =========

      The net operating loss carryforward will expire December 31, 2022.

                          TRANSWESTERN PIPELINE COMPANY

(2)  Income Taxes (continued)

     Total income tax expense (benefit) is summarized as follows (in thousands):

                                                    2002           2001
                                                -----------    -----------
              Payable currently
                 Federal                        $  (53,725)    $   41,392
                 State                             (18,255)         7,506
                                                -----------    -----------

                                                   (71,980)        48,898
                                                -----------    -----------
              Payment deferred
                 Federal                            92,171       (271,011)
                 State                              31,162        (48,765)
                                                -----------    -----------

                                                   123,333       (319,776)
                                                -----------    -----------
           Total income tax expense (benefit)   $   51,353     $ (270,878)
                                                ===========    ===========

      The differences between taxes computed at the U.S. Federal statutory rate and Transwestern's effective rate are as follows (in thousands):

                                                         2002            2001
                                                     ----------     -----------
           Statutory federal income tax              $   25,235     $ (244,082)
           Net state income tax                           2,800        (26,818)
           Valuation allowance - net operating loss      23,296             --
           Other                                             22             22
                                                     ----------     -----------
           Total income tax expense/(benefit)        $   51,353     $ (270,878)
                                                     ==========     ===========


(3)  Short-Term Debt

     On November 8, 2002, Transwestern entered into an amendment of its November 19, 2001 $550.0 million revolving credit facility agreement. The Credit Agreement is secured by all of the common stock of Transwestern and, subject to certain exceptions, all other assets of Transwestern. $412.5 million of the proceeds of the Credit Agreement were loaned to Enron. In addition, Transwestern assumed an Enron obligation to Citibank of $137.5 million, which was recorded as an additional advance to Enron. This November 8, 2002 amendment and waiver (the "Second Amendment"), described in more detail below, converted the Credit Agreement from a revolving credit agreement to a term loan, extended the maturity date to November 6, 2003, and reduced aggregate commitments under the facility to $545.0 million. The interest rate in effect under the Credit Agreement at December 31, 2002 was 5.42%. The estimated fair value of Transwestern's short-term debt at December 31, 2002 was $545.0 million.

                          TRANSWESTERN PIPELINE COMPANY

(3)  Short-Term Debt (continued)

     As a condition precedent to the Credit Agreement, Enron completed a corporate restructuring of Transwestern designed to further separate Transwestern from Enron and its other affiliates, which has allowed Transwestern to obtain an Issuer's Credit Rating from Standard & Poor's based on its own creditworthiness. This restructuring involved formation of a new stock holding company, TW Holdings, and a voting trust, TPC Voting Trust (the "Trust"), with Wilmington Trust Co. ("Wilmington") as the voting trustee. ETS contributed all of the stock of Transwestern to TW Holdings, in exchange for all of the stock of TW Holdings. TW Holdings then contributed 20% of the stock of Transwestern to the Trust in exchange for all of the beneficial interests of the Trust. Both the shares of Transwestern and the beneficial interests of the Trust were pledged to the lenders. Transwestern's Articles of Incorporation were amended to require the unanimous approval of its Board of Directors and stockholders to: a) merge or consolidate with any entity; b) sell, lease or transfer all, or substantially all, of its assets to any entity; c) acquire all, or substantially all, of the assets or capital stock or other ownership interest of any other entity; d) institute, or consent to, bankruptcy, insolvency or similar proceedings or actions; e) make any assignment for the benefit of others; f) issue any additional shares of common stock or any security convertible into share of common stock; or, g) make any change to its Articles of Incorporation. The Trust's Voting Trust Agreement names Wilmington as the Voting Trustee, and empowers Wilmington to exercise all voting rights and powers granted under the shares of Transwestern contributed to the Trust. Wilmington is directed to disapprove or otherwise reject any of the following actions, each of which require a unanimous vote of approval of stockholders as described above: a) any amendment or modification to Transwestern's articles of incorporation; b) merger or consolidation with any other corporation or entity, or sale, lease or other transfer of substantially all of Transwestern's assets to another corporation or entity; c) any action by Transwestern to dissolve, liquidate, seek a proceeding of bankruptcy or insolvency, or admit in writing its inability to pay debts when due; or d) the authorization of additional common shares, or securities convertible into common shares, or any other action that would result in the Trust holding less than 20% of the voting power of Transwestern. In addition, Transwestern has ended its intercompany borrowing and cash management program, and is restricted from making dividends or advancing any funds to Enron or its affiliates.

     Subsequent to Enron's bankruptcy filing on December 2, 2001, Transwestern established reserves on 100% of all intercompany balances due to it from Enron, thus significantly reducing its tangible net worth. At December 31, 2001, Transwestern was in default of certain debt covenants contained in the Credit Agreement as a result of such developments. The most significant of those covenants required Transwestern to maintain a tangible net worth of no less than $750.0 million. Transwestern obtained a waiver from the lenders for this event of default. The First Amendment and Waiver to the Credit Agreement, dated April 30, 2002, amended the amount of the tangible net worth test to $400 million and waived the event of default, which occurred as a result of the bankruptcy of Enron and revised certain other terms of the Credit Agreement.

                          TRANSWESTERN PIPELINE COMPANY

(3)  Short-Term Debt (continued)

     The Second Amendment and Waiver to the Credit Agreement, dated November 8, 2002, converted the Credit Agreement to a term loan, extended the maturity date to November 6, 2003, reduced the maximum aggregate advances under the facility to $545.0 million, increased the margins payable for base rate and LIBOR advances, automatically reduced the aggregate commitments when voluntary early payments are made on the loan facility, and incorporated new provisions for required amortization of the facility. These provisions require a ratable reduction of outstanding commitments based on: i) minimum quarterly commitment reductions of $10.0 million, ii) quarterly commitment reductions of 50% of excess cash flow, as defined in the amendment, and
     iii) mandatory commitment reductions for any asset sale, equity issuance, extraordinary receipts or capital markets debt refinancing. The Second Amendment also waived various defaults due to delinquencies for providing financial information and officer's certificates under the Credit Agreement. As of December 31, 2002, the credit facility was fully funded.

     On December 31, 2002, Transwestern was in default under the Second Amendment for failure to disclose a guaranty provided by Transwestern to one of Enron's affiliates conducting business in Argentina. A waiver of this event of default was obtained on March 3, 2003 (see Note 9 and Note
     11).

     Standard & Poor's issued a BB Issuer's Credit Rating to Transwestern on October 4, 2002, based upon Transwestern's own creditworthiness, and Standard & Poor's judgment of the reliability and enforceability of the corporate restructuring described above. Management believes this will allow Transwestern to refinance amounts due under the Credit Agreement when such amounts become due in November 2003, or to obtain new financing that will enable Transwestern to repay the debt on a timely basis. Management believes that Transwestern has sufficient collateral and borrowing capacity to allow it to successfully complete such a transaction, to remain current on its debt obligation and to continue as a going concern.

(4)  Derivative Instruments

     The FASB issued, and subsequently amended, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was adopted by the Company on January 1, 2001. Provisions in SFAS No. 133, as amended, affect the accounting and disclosure of certain contractual arrangements and operations of the Company. Under SFAS No. 133, as amended, all derivative instruments are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify and are designated as hedges of future cash flows, fair values, net investments or qualify and are designated as normal purchases and sales. For derivatives treated as hedges of future cash flows, the effective portion of changes in fair value is recorded in other comprehensive income until the related hedged items impact earnings. Any ineffective portion of a hedge is reported in earnings immediately. Derivatives treated as normal purchases or sales are recorded and recognized in income using accrual accounting. The market prices used to value these transactions reflected management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments.

     On January 1, 2001, Transwestern recorded the impact of the adoption of SFAS No. 133, as amended, as a cumulative effect adjustment of $21.2 million loss in "Accumulated Other Comprehensive Income (Loss)" (OCI), a component of stockholders' equity.

                          TRANSWESTERN PIPELINE COMPANY

(4)  Derivative Instruments (continued)

     Transwestern enters into derivative instruments, such as forwards, swaps and other contracts, in order to hedge certain non-trading risks, including interest rate risk and commodity price risk. Transwestern primarily uses cash flow hedges, for which the objective is to provide protection against variability in cash flows due to commodity price risk and interest rate risk. Transwestern accounts for such hedging activity by initially deferring the gain or loss related to the fair value changes in derivative instruments in OCI. The deferred change in fair value is then reclassified into income concurrently with the recognition in income of the cash flow item hedged.

     During 2001, Transwestern entered into financial swap contracts with an Enron affiliate to hedge the value of certain negotiated transportation agreements which had a transportation rate dependent on the difference between the market price of gas at the delivery and receipt points. On December 31, 2001, the value of the financial swap contracts was $32.1 million. The unrealized gains recorded in OCI continued to amortize over the life of the hedged items. During 2002, $32.1 million was reclassified to revenues in connection with forecasted transactions that were no longer considered probable of occurring due to a regulatory proceeding that led to the termination of the negotiated transportation agreements.

(5)  Comprehensive Income (Loss)

     Comprehensive income (loss) includes the following components (in thousands):

                                                               December 31,
                                                         -----------------------
                                                             2002        2001
                                                         ----------- -----------
      Net income                                         $   20,746  $ (426,499)
       Other comprehensive income:
        Derivative instruments:
        Cumulative effect of accounting change                   --     (21,216)
        Net effective income on derivative instruments           --      48,633
        Reclassification in earnings of previously deferred
         (gains) and losses on derivative instruments       (32,088)      4,671
                                                         ----------- -----------
      Total comprehensive (loss)                         $  (11,342) $ (394,411)
                                                         =========== ===========

     Transwestern did not record a deferred income tax provision for the OCI components above.

(6)  Accounts Receivable and Related Activity

     Transwestern has a concentration of customers in the electric and gas utility industries. This concentration of customers may impact Transwestern's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. However, management believes that the portfolio of receivables, which are primarily obligations of local gas distribution companies (LDC's), is a low risk due to regulatory mandates regarding LDC's obligations to deliver gas to their customers, minimizing potential credit risk.

                          TRANSWESTERN PIPELINE COMPANY

(6)  Accounts Receivable and Related Activity (continued)

     The following customers accounted for a significant portion of Transwestern's transportation revenues for the year ended December 31, 2002: Southern California Gas Company, 22%; Pacific Gas and Electric Company, 7%, and BP Energy Co, 7%. SoCalGas exercised its contractual right to release a total of 457 million British thermal units per day (MMBtu/d) of firm capacity on November 1, 1996, while retaining 306 MMBtu/d of firm capacity through October 31, 2005. The agreement regarding cost allocation for this capacity is discussed in Note 8.

     During 2001, the California power market was significantly impacted by the increase in wholesale power prices. On April 6, 2001, PG&E filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. This event had no material impact on the financial position or results of operations of Transwestern for the year ended December 31, 2002. Transwestern continues to provide transportation services to PG&E on a basis that addresses credit risk. Due to the uncertainties surrounding the California power situation, management cannot predict the ultimate outcome, but believes these matters will not have a material adverse impact on Transwestern's financial position or results of operations (see Note 9).

(7)  Employee Benefit Plans

     The employees of the Company participate in large part in the Enron benefit plans. During the years ended December 31, 2002 and 2001, Transwestern was charged $5.8 million and $4.4 million, respectively, for all such benefits.

     Enron maintains a pension plan which is a noncontributory defined benefit plan covering certain Enron employees in the United States and certain employees in foreign countries. The basic benefit accrual is in the form of a cash balance of 5% of eligible annual base pay. The cost of the plan charged by Enron to Transwestern was $.4 million in 2002 and not significant in 2001.

     Enron has initiated steps to terminate the Enron Corp. Cash Balance Plan. Effective January 1, 2003, Enron suspended future 5% compensation accruals under the Cash Balance Plan. Each employee's accrued benefit will continue to be credited with interest based on ten-year Treasury Bond yields. The Cash Balance Plan is currently underfunded. If such Plan were to terminate while underfunded, claims with respect to the underfunded benefit liability could be asserted, jointly and severally, against each member of the Enron controlled "group of corporations" within the meaning of Section 414 of the Tax Code, and certain other Enron affiliates. Further, Enron management has Informed Transwestern management that the Pension Benefit Guaranty Corporation (PBGC) has filed claims in the Enron bankruptcy cases. The claims are duplicative in nature, representing unliquidated claims for PBGC insurance premiums (the "Premium Claims") and unliquidated claims for due but unpaid minimum funding contributions (the "Contribution Claims") under the Internal Revenue Code of 1986, as amended (the "Tax Code"), 29 U.S.C. ss.ss. 412(a) and 1082 and claims for unfunded benefit liabilities (the "UBL Claims"). Enron and the relevant sponsors of the defined benefit plans are current on their PBGC premiums and their contributions to the pension plans; therefore, Enron has valued the premium claims and the Contribution Claims at $-0-. The total amount of the UBL Claims is $305.5 million (including $271.0 million for the Enron Plan). In addition, Enron management has informed Transwestern management that the PBGC has informally alleged in pleadings filed with the bankruptcy court that the UBL Claim related to the Enron Plan could increase by as much as 100%. PBGC has provided no support (statutory or otherwise) for this assertion and Enron management disputes the validity of any such claim.

                          TRANSWESTERN PIPELINE COMPANY

(7)  Employee Benefit Plans (continued)

     Transwestern's net periodic post-employment benefit cost charged by Enron was $.5 million in both 2002 and 2001.

     A retiree of Transwestern was covered under a deferred compensation plan managed and funded by an Enron subsidiary, now in bankruptcy. The present value of the total distribution remaining is $.7MM as of December 31, 2002.

(8)  Rate Matters and Regulatory Issues

     Rate matters and regulatory issues are regulated by the FERC. As a result, these operations are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," which recognizes the economic effects of regulation and, accordingly, Transwestern has recorded regulatory assets and liabilities related to such operations. Transwestern evaluates the applicability of regulatory accounting and the recoverability of these assets and liabilities through rates or other contractual mechanisms on an ongoing basis.

     The principal components of Transwestern's regulatory assets at December 31, 2002 and 2001 are as follows (in thousands):

                                                  2002        2001
                                                -------     -------
         Current regulatory assets
             Deferred contract reformation      $ 1,290     $ 1,290
             costs
             Deferred loss on receivables           867         867
             Annual cost adjustment               1,065         981
             Litigation costs                       760         760
             Other                                2,744       2,746
                                                -------     -------
                                                $ 6,726     $ 6,644
                                                =======     =======
         Non current regulatory assets
             Accumulated reserve adjustment     $45,002     $45,602
             Deferred contract reformation        3,576       5,244
               costs
             Deferred tax associated with
               AFUDC gross-up                     7,056       7,325
             Deferred loss on receivables         2,456       3,322
             Litigation costs                     2,153       2,915
             Other                                7,713       9,374
                                                -------     -------
                                                $67,956     $73,782
                                                =======     =======

     At December 31, 2002, substantially all of Transwestern's regulatory assets and liabilities are recoverable in rates.

                          TRANSWESTERN PIPELINE COMPANY

(8)  Rate Matters and Regulatory Issues (continued)

     The accumulated reserve adjustment included in the table above resulted from a settlement agreement dated May 2, 1995 (May 2, 1995 Settlement) further described below. The settlement approved Transwestern's proposal to refunctionalize certain facilities from production and gathering to transmission, and from transmission to production and gathering. As directed by the FERC Order (Docket No. RP95-271-000) issued upon approval of the settlement, Transwestern established a regulatory asset for an accumulated reserve adjustment of $50.1 million, which represents the difference between recorded amounts of accumulated depreciation (determined on a vintage basis) and approved amounts of accumulated depreciation based on remaining reserves related to the gathering facilities. The accumulated reserve adjustment is being amortized at a 1.2 % annual rate. Concurrent with the amortization, Transwestern records an entry to reduce depreciation expense and reduce accumulated amortization. This is based on management's interpretation of the settlement, which requires the amount to be amortized but does not permit recovery through rates. Management believes that these entries are appropriate based on the intent of the settlement.

     Transwestern is involved in several rate matters and regulatory issues, the significant items of which are discussed below.

     Since 1988, Transwestern has filed approximately $278.7 million in transition costs (deferred contract reformation costs) with the FERC under FERC Order Nos. 500 and 528, providing for recovery from customers of approximately $215.5 million. Of total transition costs incurred, $4.9 million remains to be collected as of December 31, 2002 over the period ending October 31, 2006.

     Anticipating a turnback by SoCalGas of approximately 457 MMBtu/d of firm capacity on November 1, 1996, Transwestern entered into the May 2, 1995 Settlement with its customers whereby the costs associated with the turnback capacity will be shared by Transwestern and its current firm customers. This cost sharing mechanism ended October 31, 2001. On December 31, 2002, unsubscribed capacity relating to the SoCalGas turnback was 88 MMBtu/d. In addition to this cost sharing mechanism, Transwestern and its current firm customers also agreed to contract settlement rates through 2006, and agreed that Transwestern would not be required to file a new rate case to become effective prior to November 1, 2006. The settlement was approved on July 27, 1995.

     On May 21, 1996, Transwestern entered into a settlement (May 21,1996 Settlement) with its customers amending the May 2, 1995 Settlement and resolving numerous regulatory issues on Transwestern's system. The May 21, 1996 Settlement resolved all issues involving recovery of unrecovered purchased gas costs and all costs included in Transwestern's alternate recovery mechanism (PGAR costs) filed in Docket No. RP94-227-000. In that regard, the settlement provided that: (i) Transwestern's collection of PGAR costs through the surcharge mechanism would total $5,368,940, reflecting fifty percent (50%) of the principal and interest as filed in Docket No. RP94-227-000, and (ii) all pending pleadings including all court appeals would be withdrawn. On October 16, 1996 the FERC approved the May 21, 1996 Settlement.

     In July 2002, the FERC issued a Notice of Inquiry (NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. The FERC is now reviewing whether negotiated rates should be capped, whether or not a pipeline's "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power, as well as other issues related to negotiated rate programs. At this time, the Company cannot predict the outcome of this NOI.

                          TRANSWESTERN PIPELINE COMPANY

(8)  Rate Matters and Regulatory Issues (continued)

     On August 1, 2002, the FERC issued a NOPR requiring that all cash management or money pool arrangements between a FERC regulated subsidiary and a non-FERC regulated parent must be in writing, and set forth: the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, these arrangements. Finally, the NOPR proposed that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. The FERC held a public conference on September 25, 2002 to discuss the issues raised in the comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, the Company cannot predict the outcome of this NOPR.

     Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, to be effective immediately, providing guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, the Accounting Release did not address the proposed requirement that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Requests for rehearing were filed on August 30, 2002. The FERC has not yet acted on the rehearing requests.

     Transwestern believes, based on its experience to-date, that the ultimate resolution of Transwestern's regulatory matters will not have a material adverse effect on its financial position or results of operations.

(9)  Litigation and Other Contingencies

     Transwestern is party to various claims, litigation and other contingent issues, the significant items of which are discussed below.

     Grynberg v. Enron, et al. (97D-1421 Dist. Colo.). The plaintiff has filed actions against a number of Enron companies, including Transwestern, in the U.S. District Court for the District of Colorado, for damages for mis-measurement of gas volumes and Btu content, resulting in lower royalties to mineral interest owners. Transwestern believes that its measurement practices conformed to the terms of its FERC Gas Tariff, which is filed with and approved by FERC. As a result, Transwestern believes that it has meritorious defenses (including FERC-related affirmative defenses, such as the filed rate/tariff doctrine, the primary/exclusive jurisdiction of FERC, and the defense that Transwestern complied with the terms of its tariff) to the complaint and is defending the suit vigorously.

                          TRANSWESTERN PIPELINE COMPANY

(9)  Litigation and Other Contingencies (continued)

     Quinque Operating Company (Ditto) v. PG&E, et al., Cause No. 99CV30; Dist. Ct. Stevens Co., Kansas. The plaintiff has filed actions against a number of parties, including Transwestern, in a Kansas state district court for damages for mis-measurement of gas volumes and Btu content, resulting in lower royalties. Transwestern believes that its measurement practices conformed to the terms of its FERC Gas Tariff, which is filed with and approved by FERC. As a result, Transwestern believes that it has meritorious defenses (including FERC-related affirmative defenses, such as the filed rate/tariff doctrine, the primary/exclusive jurisdiction of FERC, and the defense that Transwestern complied with the terms of its tariff) to the complaint and is defending the suit vigorously.

     In February 2001, Transwestern filed negotiated rate transactions in Docket Nos. RP97-288-009, -010, -011, and -012 with Sempra Energy Trading ("Sempra") and Richardson Products Company ("Richardson") containing index-based rates. On March 2, 2001, the FERC issued an order accepting Transwestern's negotiated rate transactions in the above-referenced proceedings, subject to refund and subject to a further FERC order on the merits. A hearing was subsequently held on August 29, 2001. Based on the testimony and other evidence presented at the hearing, the presiding administrative law judge issued findings of fact and law favorable to Transwestern. Subsequent to the filing of the negotiated rate transactions in Docket Nos. RP97-288-009, -010, -011, and -012, Transwestern filed additional negotiated rate transactions in other dockets. The FERC also accepted those transactions, subject to refund and subject to the outcome of the proceedings in Docket Nos. RP97-288-009, -010, -011, and -012. On July 17, 2002, the FERC issued an order that rejects the findings of the administrative law judge and that requires Transwestern to refund the amounts by which the negotiated rate transactions with Sempra and Richardson exceeded Transwestern's applicable maximum tariff rates. In the order, the FERC states that Transwestern violated their terms of its FERC Gas Tariff and its website. Transwestern subsequently negotiated with its customers a settlement of all pending negotiated rate proceedings with the exception of the rate proceedings in connection with the Red Rock Expansion Project. This settlement has been approved by FERC and Transwestern made the refunds of $9.9 million (including interest of $1.1 million), required by the settlement on March 14, 2003. Transwestern's balance sheets reflect accruals of $10.0 million at December 31, 2002 and 2001, for this issue.

     On August 1, 2002, the Federal Energy Regulatory Commission issued an Order to Respond ("August 1 Order") to Transwestern Pipeline Company. The order required Transwestern, within 30 days of the date of the order, to provide written responses stating why the FERC should not find that: (a) Transwestern violated FERC's accounting regulations by failing to maintain written cash management agreements with Enron; and (b) the secured loan transactions entered into by Transwestern in November 2001 were imprudently incurred and why the costs arising from such transactions should be passed on to ratepayers. Transwestern filed a response to the August 1 Order and subsequently entered into a settlement with the FERC staff that resolved, as to Transwestern, the issues raised by the August 1 Order. The FERC has approved this settlement; however, a group of Transwestern's customers have filed a request for clarification and/or rehearing of the FERC order approving the settlement. This customer group claims that there is an inconsistency between the language of the settlement agreement and the language of the FERC order approving the settlement. This alleged inconsistency relates to Transwestern's ability to flow through to its ratepayers the costs of any replacement or refinancing of the secured loan transactions entered into by Transwestern in November 2001. Transwestern has filed a response to the customer group's request for rehearing and/or clarification and this matter is currently awaiting FERC action.

                          TRANSWESTERN PIPELINE COMPANY

(9)  Litigation and Other Contingencies (continued)

     Transwestern is subject to extensive federal, state and local environmental laws and regulations. These laws and regulations require expenditures in connection with the construction of new facilities, the operation of existing facilities and for remediation at various operating sites. The implementation of the Clean Air Act Amendments is expected to result in increased operating expenses. These increased operating expenses are not expected to have a material impact on Transwestern's financial position or results of operations.

     Transwestern conducts soil and groundwater remediation at a number of its facilities. In 2002 and 2001 these costs were $2.5 million and $.4 million, respectively. Using a discount rate of 3 percent, the net present value of the costs over the next five years is expected to be: 2003 - $2.3 million, 2004 - $1.7 million, 2005 - $.9 million, 2006 - $.3 million and 2007 - $.2 million. The net present value of expenditures thereafter is estimated to be $1.0 million for soil and groundwater remediation. The net present value accrual is recorded in operating and maintenance expense.

     Transwestern incurred, and continues to incur, certain costs related to polychlorinated biphenyls (PCBs) that migrated into customer's facilities. These PCBs were originally introduced into the Transwestern system through use of a PCB-based lubricant in the late 1960's and 1970's. Because of the continued detection of PCBs in the customer's facilities downstream of Transwestern's Topock station, Transwestern continues to take measures to contain and remove the PCBs. Costs of these remedial activities for 2002 and 2001 were $2.8 million and $.5 million, respectively. Costs are estimated to be $1.0 million in 2003. Cost estimates are obtained from Transwestern's customers and are not currently available beyond 2003, however, the costs are not expected to have a material impact on Transwestern's financial position or results of operations.

     As discussed in Note 6, in 2001 the California power market was significantly impacted by the increase in wholesale prices. On April 6, 2001, PG&E filed for bankruptcy protection under Chapter 11 of the U. S. Bankruptcy Code. (PG&E has historically been a significant customer of Transwestern). This event had no material impact on the financial position or results of operations of Transwestern for the year ended December 31, 2002. Transwestern continues to provide transportation services to PG&E on a basis that addresses credit risk. Management cannot predict the final outcome of this situation or the uncertainties surrounding the California power situation. However, as a result of the basis on which Transwestern is providing transportation services to PG&E and the significant demand for capacity on Transwestern's pipeline system to the California border, management continues to believe these matters will not have a material adverse impact on Transwestern's financial position or results of operations.

     The Department of Revenue of the State of Colorado ("DOR") has assessed Transwestern $.6 million in sales and use taxes and $.6 million in penalties and interest relating to the purchase by Transwestern of an undivided interest in certain pipeline facilities located in Colorado from Northwest Pipeline Corporation. In addition, the DOR has assessed Transwestern additional amounts for taxes relating to the use of compressor fuel at facilities located in the State of Colorado. The amount currently subject to assessment is approximately $.5 million, and it is anticipated that additional amounts will be assessed as fuel is consumed on a prospective basis.

                          TRANSWESTERN PIPELINE COMPANY

(9)  Litigation and Other Contingencies (continued)

     One of Transwestern's affiliates participated in the acquisition of a license to operate a natural gas pipeline in Argentina in 1992. Transwestern has guaranteed the performance obligations of that affiliate to certain joint venture partners of that affiliate and has agreed to provide technical support to that affiliate in connection with the operation of the pipeline. In addition, at the time of the acquisition, Transwestern's net worth was used to satisfy certain net worth requirements established by the Argentine government relating to the acquisition of the license to operate such pipeline.

     While it is not possible to predict with certainty the final outcome of the aforementioned litigation and other contingencies, except for the accruals discussed above, management believes that the ultimate resolution of these matters will not have a material adverse effect on Transwestern's financial position or results of operations.

(10) Related Party Transactions

     Transwestern recorded sales, transportation and other revenue from affiliates approximating $-0 and $6.5 million in 2002 and 2001, respectively.

     On December 2, 2001, Enron and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code. As a result, a $784.7 million note receivable from Enron was reserved due to the uncertainty regarding Enron's ability to repay. In 2002, the value of the receivable was determined by Transwestern management to be substantially impaired. As a result, the receivable was completely written off against the reserve for book purposes and 80%, ($628.5 million) was written off for tax purposes creating a $149.5 million net operating loss carry forward (see Note 2). Enron is utilizing a portion of the net operating loss which is reflected as a receivable from parent.

     During 2001, Transwestern was a party to natural gas commodity price swaps with an Enron affiliate. In December 2001, as a result of the failure by such affiliate to perform its obligations under the price swaps, Transwestern terminated such price swaps with its affiliate and established receivables of $34.1 million. These receivables are fully reserved by Transwestern.

     During 2002, Transwestern received payments from transportation customers utilizing capacity released by Enron North America Corp. (ENA). These payments totaled $.6 million, which reduced the reserve established in December 2001 due to ENA's bankruptcy.

     Transwestern has entered into compression services agreements with Enron Compression Services Company (ECS), an Enron affiliate that is not in bankruptcy and continues to perform under the terms of such agreements. The agreements require Transwestern to pay ECS a compression service charge in cash and in MMBtus of natural gas to provide electric horsepower capacity and related horsepower hours to be used to operate the Bisti, Bloomfield, and Gallup electric compressor stations located in New Mexico. ECS is required to pay Transwestern a monthly operating and maintenance fee to operate and maintain the facilities. On March 25, 2003, FERC issued a show cause order to ECS that requires ECS to demonstrate why it did not violate the terms of its blanket natural gas marketing authorization from FERC when it allegedly engaged in certain transactions on the "Enron Online" electronic trading platform. If ECS fails to demonstrate that it did not violate the terms of such authorization, this could have a material impact on ECS' ability to perform under its compression services agreements with Transwestern, since a significant portion of the consideration that Transwestern pays to ECS under such agreements is in the form of natural gas that is delivered to ECS and that ECS resells to third parties under such FERC authorization.

                          TRANSWESTERN PIPELINE COMPANY

(10) Related Party Transactions (continued)

     Transwestern accrued administrative expenses from Enron and affiliated service companies of approximately $13.8 million and $10.8 million in 2002 and 2001, respectively. These costs are based on usage, or where no direct method is reasonable, Transwestern's components of gross property, plant and equipment, gross margin and annualized payroll as a percentage of all Enron companies.

     Related to Enron's bankruptcy, the bankruptcy judge authorized an overhead expense allocation methodology on November 25, 2002. The Company's final allocation for 2002 has not been determined at this time. In compliance with the authorization, recipient companies subject to regulation and rate base constraints may limit amounts remitted to Enron to an amount equivalent to 2001, plus quantifiable adjustments. The Company has invoked this limitation in the calculation of expenses accrued for 2002.

(11) Subsequent Events

     On March 5, 2003, Transwestern and the Banks reached agreement on the Third Amendment and Waiver to the Credit Agreement (the "Third Amendment"), which waived the default under the Second Amendment due to Transwestern's failure to disclose the existence of the guaranty to Enron's Argentinean affiliate (see Note 3 and Note 9). In addition, the Third Amendment added any claim under that guaranty as an Event of Default.

     In March 2003, Transwestern has entered into discussions with ECS to negotiate a settlement of volume undertake, which is a condition of the compression services agreement (see Note 10). Transwestern believes the settlement will result in a payment of approximately $.7 million to ECS and has recorded an accrual in operating and maintenance expense in 2002.

     After reviewing bids for the sale of Enron's 100% interest in Transwestern, and thoroughly reviewing the options, the Enron Board of Directors voted on March 19, 2003 to move forward with the creation of a new operating entity which would purchase Enron's interest in Transwestern and other domestic pipeline assets and related service companies. The formation of the new entity will require various board, bankruptcy court and regulatory approvals in connection with Enron's plan of reorganization.


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